REVISED PRELIMINARY COPY -- SUBJECT TO COMPLETION-DATED FEBRUARY 10, 2000

                                SCHEDULE 14A
                               (RULE 14A-101)

                 INFORMATION REQUIRED IN CONSENT STATEMENT

                          SCHEDULE 14A INFORMATION
  CONSENT REVOCATION STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                   EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

 Filed by the Registrant [X]

 Filed by a Party other than the Registrant [_]

 Check the appropriate box:


 [X] Preliminary Consent Revocation Statement     [_] Confidential, For Use
                                                  of the Commission Only
                                                  (as permitted by Rule
                                                  14a-6(e)(2))
 [_] Definitive Consent Revocation Statement
 [_] Definitive Additional Materials
 [_] Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                      SHOREWOOD PACKAGING CORPORATION
              (Name of Registrant as Specified in its Charter)


                      SHOREWOOD PACKAGING CORPORATION
                (Name of Person(s) Filing Consent Statement)


 Payment of Filing Fee (Check the appropriate box):

 [X]  No fee required.

 [_]  Fee computed on table below per Exchange Act Rules 14a-6(i)1 and 0-11.
      (1) Title of each class of securities to which transaction applies:
      (2) Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
      (4) Proposed maximum aggregate value of transaction:
      (5) Total fee paid:

 [_]  Fee paid previously with preliminary materials.
 [_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.
      (1) Amount Previously Paid:
      (2) Form, Schedule or Registration Statement No.:
      (3) Filing Party:
      (4) Date Filed:



                 [LOGO OF SHOREWOOD PACKAGING CORPORATION]

                          REVISED PRELIMINARY COPY
               SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2000

                        CONSENT REVOCATION STATEMENT
        BY THE BOARD OF DIRECTORS OF SHOREWOOD PACKAGING CORPORATION
               IN OPPOSITION TO THE SOLICITATION OF CONSENTS
               BY CHESAPEAKE CORPORATION AND SHEFFIELD, INC.


      This Consent Revocation Statement and the accompanying BLUE Consent Revocation Card are being furnished by the Board of Directors (the "Shorewood Board") of Shorewood Packaging Corporation, a Delaware corporation (the "Company" or "Shorewood"), to the holders of the outstanding shares of Shorewood common stock, par value $0.01 per share (the "Common Stock"), in opposition to the solicitation by Chesapeake Corporation, a Virginia corporation ("Chesapeake"), and its wholly owned subsidiary Sheffield, Inc., a Delaware corporation ("Sheffield"), of written consents from the stockholders of Shorewood (the "Consent Solicitation").

      On December 3, 1999, Chesapeake, acting through Sheffield, commenced a consent solicitation in an effort to remove, WITHOUT CAUSE, every member of the Shorewood Board and to replace your duly elected directors with a slate of nominees hand-picked by Chesapeake. This action by Chesapeake was taken in conjunction with the commencement by Chesapeake, through Sheffield, of an unsolicited tender offer (the "Chesapeake Offer") to purchase all of the outstanding shares of Common Stock, including the associated rights to purchase preferred stock of Shorewood (the "Rights"), issued pursuant to the Rights Agreement, dated as of June 12, 1995 (the "Rights Agreement"), between Shorewood and The Bank of New York (the Common Stock and the Rights together are referred to herein as the "Shares"), at $17.25 in cash per Share (the "Offer Price"). On December 16, 1999, the Shorewood Board unanimously determined that the Chesapeake Offer is inadequate, does not reflect the value or prospects of Shorewood and is not in the best interests of Shorewood and its stockholders. Accordingly, the Shorewood Board has unanimously recommended that Shorewood stockholders reject the Chesapeake Offer and not tender any of their Shares to Chesapeake.

      A consent in favor of Chesapeake's proposals is a consent to replace your duly elected directors with Chesapeake's hand-picked nominees who would then comprise the entire Shorewood Board. Chesapeake's nominees would then control the Company and would be in a position to ensure that Chesapeake can acquire Shorewood at a price determined by Chesapeake. BECAUSE WE BELIEVE YOUR CURRENT SHOREWOOD BOARD IS IN THE BEST POSITION TO EVALUATE THE STRATEGIC ALTERNATIVES AVAILABLE TO SHOREWOOD AND TO DECIDE ON THE COURSES OF ACTION THAT ARE IN THE BEST INTERESTS OF SHOREWOOD'S STOCKHOLDERS, WE ARE SEEKING THE REVOCATION OF ANY CONSENTS THAT MAY HAVE BEEN GIVEN IN RESPONSE TO CHESAPEAKE'S SOLICITATION.

      We believe that a Shorewood Board composed of Chesapeake's hand-picked nominees would have substantial conflicts of interest in evaluating these matters and would only attempt to complete a transaction with Chesapeake. Your Shorewood Board believes that your interests will be best served if Shorewood's current directors, acting independently of Chesapeake, evaluate the strategic alternatives available to Shorewood and decide and implement Shorewood's strategic plans. The Shorewood Board is asking for your support in opposing Chesapeake's attempt to gain control of Shorewood so that it can be assured that Shorewood gets sold to Chesapeake.

      YOUR SHOREWOOD BOARD UNANIMOUSLY OPPOSES THE CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY CHESAPEAKE.

      EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED CHESAPEAKE'S WHITE CONSENT CARD, YOU HAVE EVERY RIGHT TO CHANGE YOUR VOTE. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. YOUR PROMPT ACTION IS IMPORTANT. PLEASE RETURN THE BLUE CONSENT REVOCATION CARD TODAY.

      IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

      This Consent Revocation Statement and the enclosed BLUE Consent Revocation Card are first being mailed to stockholders on or about February
 [   ], 2000.

      Shorewood and certain other persons named below may be deemed to be participants in the solicitation of revocations of consents in response to the Consent Solicitation being conducted by Chesapeake. The participants in this solicitation may include: (i) the directors of Shorewood Marc P. Shore (Chairman of the Board and Chief Executive Officer), Howard M. Liebman (President and Chief Financial Officer), Leonard Verebay (Executive Vice President), Andrew N. Shore (Vice President and General Counsel), Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, R. Timothy O'Donnell and William P. Weidner; and (ii) William H. Hogan (Senior Vice President, Finance and Corporate Controller). Shorewood has retained Bear, Stearns & Co. Inc. ("Bear Stearns") and Jefferson Capital Group, Ltd. ("Jefferson Capital") to act as its co-financial advisors in connection with the Chesapeake Offer, for which Bear Stearns and Jefferson Capital may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. Shorewood has also retained Greenhill & Co., LLC ("Greenhill") to assist the Shorewood Board's Special Strategic Committee of Independent Directors (the "Special Committee") in its review of strategic alternatives to enhance stockholder value, for which Greenhill may receive substantial fees, as well as reimbursement of reasonable out-
 of-pocket expenses.   In addition, Shorewood has agreed to indemnify Bear
 Stearns, Jefferson Capital, Greenhill and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of their engagement. Neither Bear Stearns, Jefferson Capital nor Greenhill admit that they or any of their partners, directors, officers, employees, affiliates or controlling persons, if any, is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in the solicitation of consent revocations, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns, Jefferson Capital and Greenhill, respectively. Additional information concerning the foregoing persons who may be deemed to be participants in Shorewood's solicitation of revocations of consents, including the number of Shares beneficially owned by such persons, is included in Annex B hereto.

      If you have any questions about giving your revocation of consent or require assistance, please call Innisfree M&A Incorporated ("Innisfree"), the firm assisting Shorewood in this solicitation, at the phone numbers shown below:

                         INNISFREE M&A INCORPORATED
                       501 Madison Avenue, 20th Floor
                          New York, New York 10022

                       CALL TOLL-FREE: (888) 750-5834
                BANKS & BROKERS CALL COLLECT: (212) 750-5833



                      REASONS YOUR BOARD OF DIRECTORS
                OPPOSES THE CHESAPEAKE CONSENT SOLICITATION

      Chesapeake is soliciting consents in favor of five separate proposals (collectively, the "Proposals"), each designed to enable Chesapeake to take control of your Shorewood Board. The Proposals are set forth below. Your Shorewood Board believes that the Consent Solicitation is an attempt to pressure it to accept Chesapeake's unsolicited and highly conditional merger proposal without first having the opportunity to consider all of Shorewood's strategic alternatives and decide what courses of action are in the best interest of Shorewood and its stockholders. See "Background." WE BELIEVE THAT SUCH UNDUE PRESSURE BY CHESAPEAKE IS NOT IN THE BEST INTERESTS OF SHOREWOOD'S STOCKHOLDERS.

 Chesapeake PROPOSAL 1:

      Amend Article III, Section 1 of the Amended and Restated By-laws of the Company (the "Amended By-laws") to remove the provision establishing a staggered board of directors by deleting the second, third and fourth sentences of Article III, Section 1 and inserting in lieu thereof the sentence "Directors shall be elected annually to serve for one year terms" and amend Article III, Section 2 of the Amended By-laws by deleting in the third sentence the phrase "at which directors of this class are to be elected."

 Chesapeake PROPOSAL 2:

      Remove each of the nine current members of the Shorewood Board and any other person or persons who may be members of the Shorewood Board at the time the Proposals become effective (other than the persons elected as a result of the adoption of Proposal 4 set forth below).

 Chesapeake PROPOSAL 3:

      Amend Article III, Section 1 of the Amended By-laws to fix the number of directors of Shorewood at three, by deleting the phrase "to consist of not less than three nor more than twelve directors, as shall be determined by resolution of the Shorewood Board from time to time" and inserting in lieu thereof the phrase "to consist of three (3) directors."

 Chesapeake PROPOSAL 4:

      Elect each of Charles M. Elson, Claude B. Owen, Jr. and John E. Stokely (together, the "Nominees") as members of the Shorewood Board.

 Chesapeake PROPOSAL 5:

      Repeal each amendment to the Amended By-laws (whether effected by supplement to, deletion from or revision of the Amended By-laws) adopted subsequent to January 5, 2000, and at or prior to the time the Proposals become effective (other than the amendments adopted as a result of the adoption of Proposal 1 and Proposal 3 set forth above).

      Chesapeake has imposed the following conditions on the adoption of its
 Proposals: (i) each of Proposals 3, 4 and 5 is conditioned upon the approval of Proposal 1 and (ii) Proposal 2 is conditioned upon the approval of Proposal 1 and at least one of the Nominees listed in Proposal 4 being elected as a member of the Shorewood Board. Chesapeake has stated that none of Proposals 3, 4 and 5 is conditioned upon the approval of any of the other Proposals 3, 4 and 5.

      All of the Proposals, taken together, are designed to enable Chesapeake to take control of the Shorewood Board and expedite the prompt consummation of Chesapeake's proposed acquisition of Shorewood without having to negotiate with the current Shorewood Board. Proposal 5 is designed to nullify unspecified By-laws which may be adopted by your Shorewood Board in its efforts to act in, and protect, the interests of, Shorewood's stockholders. As of the date of this Consent Revocation Statement, the Shorewood Board has not adopted any amendments to the Amended By-laws.

      As discussed below under the caption "Background," your Shorewood Board has unanimously determined that the Chesapeake Offer is inadequate, does not reflect the value or prospects of Shorewood and is not in the best interests of Shorewood and its stockholders. Chesapeake's acknowledged purpose in pursuing the Consent Solicitation is to replace the duly elected Shorewood Board with Chesapeake's own hand-picked nominees. Chesapeake also acknowledges that it expects that the Nominees, if elected, would cause Shorewood to be acquired by Chesapeake. While the Shorewood Board recognizes that the Nominees, if elected, would have certain fiduciary obligations under Delaware law to Shorewood and its stockholders, the Shorewood Board expects that the Nominees would act in furtherance of the interests of Chesapeake. In particular, if the Nominees are elected as your directors, conflicts of interests are inevitable and would surely be detrimental to the interests of Shorewood and its stockholders. Given that it is in Chesapeake's interest to acquire Shorewood at the lowest possible cost to Chesapeake by paying the lowest possible price for the Shares, the Shorewood Board believes that it is unlikely that the Nominees would have any incentive to develop other value enhancement alternatives for Shorewood and its stockholders. In fact, during the period while Chesapeake is trying to acquire Shorewood, it is completely contrary to the interests of Chesapeake to take any steps to enhance the value of Shorewood. In this connection, Sheffield has disclosed in the Consent Solicitation Statement that each of the Nominees is being indemnified by Chesapeake to the fullest extent permitted by applicable law, against any amount which he is or becomes legally obligated to pay relating to or arising out of any threatened, pending or completed action, suit or proceeding made against or involving him by reason of the fact that (i) he is or was or has agreed to be, in connection with the Consent Solicitation, a nominee for election as a director of Shorewood, (ii) he is or was a director of Shorewood, or
 (iii) at the request of Sheffield, he is or was serving or has agreed to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of an action he is alleged to have taken or omitted to take in any of the foregoing capacities or otherwise relating to or arising out of the Consent Solicitation. Chesapeake has agreed to guaranty Sheffield's obligations to indemnify each Nominee. The indemnification provided by Sheffield is substantially more expansive than the indemnification that Shorewood is allowed to provide pursuant to Section 145 of the Delaware General Corporation Law, as amended (the "DGCL"). Section 145 requires that, for a person to be indemnified by a given corporation, the person must have "acted in good faith and in a manner that the person reasonably believed to be in or not opposed to the best interests of the corporation." In the context that Chesapeake has agreed to indemnify its Nominees, the Nominees are indemnified, even if, as directors of Shorewood, they fail to act in the best interests of Shorewood and its stockholders.

      In addition, it is anticipated that each Nominee, if elected, would be entitled to receive an appropriate pro rata portion of directors' fees paid.

      It is vital that Shorewood continue to have in place a Board of Directors that will act solely in the best interests of Shorewood and its stockholders and not be influenced by Chesapeake's goals or possibly be financially protected by Chesapeake's indemnification commitments. We believe that your duly elected Board of Directors, not Chesapeake's proposed slate of hand-picked nominees, is in the best position to evaluate Shorewood's strategic alternatives, decide on the courses of action that are in the best interests of Shorewood's stockholders and to implement those decisions.

      For the foregoing reasons, your Shorewood Board believes that the interests of Shorewood's stockholders are best served if Shorewood's current directors, acting independently of Chesapeake, continue to manage Shorewood and are in a position to implement such plans as they determine to be in the best interests of Shorewood and its stockholders.

      THE SHOREWOOD BOARD UNANIMOUSLY OPPOSES THE CONSENT SOLICITATION AND URGES YOU NOT TO SIGN THE WHITE CONSENT CARD SENT TO YOU BY CHESAPEAKE.

      EVEN IF YOU PREVIOUSLY SIGNED AND RETURNED CHESAPEAKE'S WHITE CONSENT CARD, YOU CAN CHANGE YOUR MIND AND REVOKE YOUR CONSENT. WE URGE YOU TO SIGN, DATE AND MAIL THE ENCLOSED BLUE CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

      IF YOUR SHARES ARE HELD IN "STREET NAME," ONLY YOUR BROKER OR BANKER CAN VOTE YOUR SHARES. PLEASE CONTACT THE PERSON RESPONSIBLE FOR YOUR ACCOUNT AND INSTRUCT HIM OR HER TO VOTE A BLUE CONSENT REVOCATION CARD ON YOUR BEHALF TODAY.

      If you have any questions, please call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.


                                 BACKGROUND

      Beginning in February 1999, Shorewood began accumulating shares of Chesapeake's common stock solely for investment purposes. The investment was motivated by Shorewood's view that Chesapeake's stock was undervalued at the time.

      On June 4, 1999, Mr. Shore met in New York City with Thomas H. Johnson, President and Chief Executive Officer of Chesapeake, and two other Chesapeake officials. At this meeting, Mr. Shore advised Mr. Johnson that Shorewood had purchased shares of Chesapeake for investment purposes only.

      Acquisitions of Chesapeake stock continued until July 16, 1999, at which time Shorewood held 809,000 shares of Chesapeake, with a value of $26,201,646. This represents approximately 4.6% of Chesapeake's outstanding voting securities.

      Mr. Shore met again with Mr. Johnson in New York City on August 17, 1999. Once again, Mr. Shore advised Mr. Johnson that Shorewood's purchase of Chesapeake's stock was only for investment purposes.

      Despite the fact that Chesapeake had announced its intention to do a stock buyback, Chesapeake's stock price did not rise as expected by Shorewood and began to decline, falling from $37 3/8 per share around the end of June to approximately $30 per share by the end of July. While Chesapeake's stock reached a price of $35 per share in early September, the stock price again declined in September and October, falling to $27 1/2 per share by late October.

      By the latter half of October 1999, Shorewood began to reassess its position respecting Shorewood's holdings of Chesapeake's stock. Shorewood believed that Chesapeake's stock was not likely to turn around because the investment community lacked confidence in Chesapeake. Accordingly, Shorewood began to consider a possible negotiated acquisition of Chesapeake.

      At a meeting of Shorewood's Board of Directors on October 26, 1999, the Board authorized Shorewood to make an offer to negotiate the acquisition of all of Chesapeake's issued and outstanding common stock for $40 per share.

      On October 26, 1999, Mr. Shore called Mr. Johnson to inform him that a letter would be forthcoming that would contain a proposal by Shorewood to acquire Chesapeake (the "Shorewood Proposal"). During the telephone call, Mr. Johnson, without inquiring as to any of the terms (including price) of the Shorewood Proposal, informed Mr. Shore that Chesapeake was not for sale. Mr. Johnson did, however, acknowledge his responsibility to bring the Shorewood Proposal before the Chesapeake Board of Directors. Later that day, the following letter was sent by Mr. Shore to Mr. Johnson:

 October 26, 1999

 STRICTLY CONFIDENTIAL

 The Board of Directors
 Chesapeake Corporation
 1021 East Cary Street
 Richmond, VA 23218

 ATTENTION: Mr. Thomas H. Johnson, Chief Executive Officer

 Dear Tom:

 As you know, you and I have had a number of discussions regarding various business arrangements between Shorewood and Chesapeake. I believe it is in both of our companies' and their respective stockholders' best interest to move these discussions forward. The purpose of this letter is to propose that Shorewood acquire Chesapeake at a substantial premium to your current market value. Shorewood's Board of Directors met today and has authorized transmittal of this proposal to you and your Board.

 Tom, I believe our proposal is a compelling one and would be very exciting for Chesapeake's stockholders, employees, management and customers. We are in a position to make a proposal to acquire Chesapeake at $40 per share in cash which represents a 41% premium to yesterday's closing price and a 38% premium to the 20-day average closing price. This proposal reflects the input of our senior management team, many of whom were part of the Shorewood due diligence team that reviewed our potential acquisition of Field, and it also reflects a thorough review of all publicly available information.

 We have met with our financial advisors and financing sources and believe that financing does not present an issue in this transaction. It would be our expectation that the Board of Directors of Chesapeake would meet to review this letter as soon as possible and authorize exclusive discussions with us. At such time we would be prepared to discuss our financing plan for the transaction with you (and would anticipate that our ultimate agreement to acquire Chesapeake would not be subject to any type of financing condition). Further, we do not believe that any significant obstacles such as anti-trust or other conditions exist.

 We are sensitive to the inherent difficulties faced by you in negotiating this type of transaction in a public forum and are prepared to negotiate confidentiality with you provided that you are prepared to begin these negotiations in an exclusive and expedient fashion intended to result in a transaction with Shorewood.

 We feel that our proposal represents a significant immediate cash premium to Chesapeake stockholders and represents a price that we believe your Board and stockholders should enthusiastically support. We urge you and your fellow directors to give serious consideration to the merits of this transaction and reiterate our willingness to work with you in an expedient and confidential manner intended to serve the interests of the stockholders of Chesapeake Corporation.

 I look forward to your response to this proposal and look forward to working with all of you in achieving this major event for both of our companies and their respective stockholders.

 Sincerely,

 SHOREWOOD PACKAGING CORPORATION

 /s/ Marc P. Shore

 Marc P. Shore
 Chairman of the Board



      On October 29, 1999, Mr. Johnson delivered the following letter to Mr. Shore by facsimile:

 October 29, 1999

 Strictly Confidential

 Mr. Marc P. Shore
 Chairman of the Board & Chief Executive Officer
 Shorewood Packaging Corporation
 277 Park Avenue
 New York, New York 10172

 Dear Marc:

      I have received your letter of October 26, 1999.

      As you know, Chesapeake is not for sale. We are in the process of executing our strategy of building a global specialty packaging and merchandising company, which we believe is in the best interests of Chesapeake and its stockholders.

      However, our Board of Directors, consistent with its fiduciary duties, will consider carefully your letter. Completion of the appropriate analysis to give due consideration to your letter and enable our Board to become fully informed will require some time. I will respond to your letter no later than one week from today, or Friday, November 5, 1999.

                                    Sincerely,

                                    /s/ Thomas H. Johnson

                                    Thomas H. Johnson
                                    President & Chief Executive Officer

      On November 4, 1999, Mr. Johnson called Mr. Shore to suggest a meeting. At the meeting, on November 10, 1999, Mr. Johnson (i) advised Mr. Shore that Chesapeake was not for sale and that the Chesapeake Board had unanimously determined that the Shorewood Proposal was inadequate and not in the best interests of Chesapeake and its stockholders, (ii) expressed a willingness to consider acquiring Shorewood at a price of $16.50 per share in cash and (iii) suggested that, given that Chesapeake was a Virginia corporation, Chesapeake would be a difficult target to be acquired on an unsolicited basis. Mr. Shore stated that Shorewood was not for sale, but that he would communicate the offer to the Shorewood Board. Prior to November 10, 1999, Chesapeake had never indicated to Shorewood that it had an interest in acquiring Shorewood and, in Shorewood's view, Chesapeake's acquisition proposal was solely in response to the Shorewood Proposal and was intended to deter Shorewood from proceeding further with any plans it may have then had to acquire Chesapeake.

      Later on November 10, 1999, Mr. Johnson delivered the following letter to Mr. Shore:

                             November 10, 1999

 Strictly Confidential

 Mr. Marc P. Shore
 Chairman of the Board & Chief Executive Officer
 Shorewood Packaging Corporation
 277 Park Avenue
 New York, New York 10172

 Dear Marc:

      This letter follows our meeting today to discuss your letter, dated October 26, 1999, in which you suggest a combination between Shorewood Packaging Corporation and Chesapeake Corporation. Our Board of Directors, in consultation with our management, legal, and financial advisors, has reviewed thoroughly your expression of interest and related relevant considerations.

      As I advised you today, our Board of Directors, after careful review, has unanimously determined that the acquisition of Chesapeake by Shorewood, as set forth in your letter, is not in the best interests of Chesapeake and its stockholders and has charged me with firmly and unambiguously rejecting your proposal. Our Board of Directors' firm conviction is that the interests of Chesapeake and its stockholders are best served by continuing to pursue vigorously our current strategic plan as an independent company.

      While we believe that your proposal is not in the best interests of our stockholders, our analysis suggests that a combination of our businesses through an acquisition of Shorewood by Chesapeake would be in the best interests of our respective stockholders, employees, and customers. Towards that end, Chesapeake's Board of Directors has unanimously authorized me to propose that Chesapeake acquire Shorewood at $16.50 in cash per share, representing nearly a 40% premium over Shorewood's closing price yesterday. The transaction we propose can be effected by Chesapeake immediately with its cash on hand and committed credit facilities, and is, therefore, not subject to a financing condition.

      Chesapeake has been evaluating a possible acquisition of Shorewood since early 1998, as part of our ongoing strategy of building a global specialty packaging and merchandising company. We believe that the combination of Chesapeake and Shorewood would create one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefitting our customers through one-stop-shopping for complementary products.

      We are prepared to commence immediately good faith negotiations on an exclusive basis with the objective of entering into a definitive merger agreement consistent with our proposal. To date, your letter to us has been kept confidential, and we have reciprocally made our proposal to you on a confidential basis. Should you choose to pursue this matter in the public forum, be assured that we are prepared to pursue aggressively our own objectives.

      We appreciate the obligation of your Board of Directors, which you acknowledged today, to meet and consider our proposal from the standpoint of the best interests of all of your stockholders. Of course, we were disappointed that you stated today that such a meeting would be a very short one. Nevertheless, we hope that your Board will give our proposal serious consideration.

      I look forward to your prompt response.

                                    Sincerely,

                                    /s/ Thomas H. Johnson

                                    Thomas H. Johnson
                                    President & Chief Executive Officer

      On November 18, 1999, Mr. Shore delivered the following letter to Mr. Johnson by facsimile:

                             November 18, 1999

 Mr. Thomas H. Johnson
 President & Chief Executive Officer
 Chesapeake Corporation
 James Center II
 1021 East Cary Street
 Box 2350
 Richmond, VA 23218

 Dear Tom:

      This is in response to the proposal you made at our meeting on November 10, 1999 and in the letter you delivered to me late the same day.

      Our Board of Directors has given due consideration to your proposal and concluded that it is inconsistent with Shorewood's clear and successfully implemented strategic direction and not in the best interests of Shorewood's stockholders. After consulting with our legal and financial advisors, our Board has determined that our stockholders will benefit most if Shorewood continues to position itself as the premier supplier of high end folding cartons to a multinational customer base. Accordingly, I have been authorized to inform you that the Shorewood Board of Directors has unanimously and unequivocally rejected your proposal that we enter into negotiations for the acquisition of Shorewood by Chesapeake.

      Nevertheless, we continue to believe that an acquisition of Chesapeake by Shorewood, at a fair price and a significant premium to Chesapeake's current market value would be a step in the best interests of Chesapeake's stockholders, management, employees and customers. Moreover, we believe that the price of $40 per share, which we have proposed, would be embraced by Chesapeake's stockholders. That price would enable Chesapeake's stockholders to realize a valuation nearly equivalent to their company's all time market high and more than 30% above its current market value.

      Tom, we want to enter into an amicable, albeit arm's length, negotiated transaction with your company. Toward that end, we again propose that your Board authorize you to enter into negotiations with us, so that your stockholders may decide whether the proposal we have made is fair, reasonable and in their best interests. We believe, without having had an opportunity to do any due diligence other than with respect to publicly available documents, that $40 fully values Chesapeake's stock. I trust you will reconsider your position and respond so that we may further our mutual interests.

      Alternatively, we are willing to let Chesapeake's stockholders decide if our proposal is acceptable to them, whether or not your Board endorses the proposal. Therefore, if you and your Board are unwilling to enter into negotiations with us, we request that you remove the existing legal impediments to a Shorewood tender offer so that your stockholders may decide for themselves where their best interests lie.

      As you know, Shorewood has a shareholding in Chesapeake which, based on your most recent published information, is almost 5% of Chesapeake's outstanding common stock. If you make continued progress in your share repurchase program, Shorewood will become a 5% stockholder in your company, even if it does not increase its position. In any event, we believe it appropriate that Chesapeake's stockholders be made aware of the opportunity that Shorewood is seeking to provide and that they, as well as Shorewood's stockholders, be informed of your response to our proposal. To accomplish that, we are issuing the enclosed press release simultaneously with the delivery of this letter.

                                    Cordially,

                                    /s/ Marc P. Shore

                                    Marc P. Shore
                                    Chairman and Chief Executive Officer

      Also on November 18, 1999, Shorewood issued the following press release:

                  SHOREWOOD PACKAGING CORPORATION PROPOSAL
                         TO CHESAPEAKE CORPORATION

 NEW YORK, NY, November 18, 1999 - Shorewood Packaging Corporation (NYSE:SWD) announced that Chesapeake Corporation's (NYSE:CSK) Board of Directors has rejected a proposal by Shorewood to enter into negotiations for the acquisition of Chesapeake with cash consideration of $40 per share, a premium of 41% over the market price when the proposal was made, 33% over yesterday's closing price and a valuation nearly equivalent to Chesapeake's all time market high, reached in July 1998, well before it announced its current stock buy-back program.

 Shorewood stated that its proposal had been made to Chesapeake's Board of Directors on October 26, 1999 and rejected by Chesapeake on November 10, 1999. Chesapeake's rejection included a counterproposal that Chesapeake acquire Shorewood for cash consideration of $16.50 a share, a price well below Shorewood's trailing 12 month closing high.

 Shorewood's Board of Directors has rejected the counterproposal as being inconsistent with the company's strategic plan to position itself as the premier supplier of high end folding cartons to a multinational customer base, as well as failing to recognize Shorewood's value and the benefits that would be provided to Chesapeake's customers, employees and stockholders if Shorewood were to acquire Chesapeake.

 Shorewood owned 809,000 Chesapeake shares or 4.62% of Chesapeake as of October 29, 1999, the date of Chesapeake's most recent 10-Q. Shorewood noted that Chesapeake's anti-takeover provisions have the practical effect of disenfranchising Chesapeake's stockholders. For example, Chesapeake's "dead hand poison pill" makes it difficult for Shorewood to present its proposal to Chesapeake's stockholders without the prior approval of Chesapeake's Board of Directors. Accordingly, Shorewood stated, although it is not currently contemplating a tender offer to Chesapeake's stockholders without the prior approval of Chesapeake's Board of Directors, it has requested Chesapeake's Board to redeem the "poison pill". If the "poison pill" and other protective provisions were removed, Shorewood would move promptly to bring its proposal directly to Chesapeake's stockholders. Additionally, together with its financial and legal advisors, Shorewood is considering other alternatives that would enable Chesapeake's stockholders to decide whether $40 a share is a fair price.

 Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      Also on November 18, 1999, Chesapeake issued the following press release:

  Chesapeake Confirms Proposal to Acquire Shorewood for $16.50 Per Share in
 Cash

 RICHMOND, Va., Nov. 18/PRNewswire/ - Chesapeake Corporation (NYSE: CSK - news) today confirmed that it made a proposal to acquire Shorewood Packaging Corporation (NYSE: SWD - news) for $16.50 in cash per share, or in the aggregate, approximately $480 million in equity plus approximately $260 million in debt. This represents nearly a 40% premium over Shorewood's closing price on November 9, 1999, the day prior to Chesapeake's proposal. The transaction can be effected by Chesapeake immediately with its cash on hand and committed credit facilities, and is not subject to a financing condition.

 Chesapeake noted that the company is prepared to commence immediate good faith negotiations on an exclusive basis with the objective of entering into a definitive merger agreement consistent with its proposal.

 Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "Chesapeake has been evaluating a possible acquisition of Shorewood since early 1998, as part of our ongoing strategy of building a global specialty packaging and merchandising company. We believe Chesapeake's acquisition of Shorewood would create, under Chesapeake's leadership, one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefitting customers through one-stop shopping for complementary products.

 "We at Chesapeake are continuing to pursue our strategic plan of redeploying our capital into appropriate acquisitions to further our growth and enhance stockholder value. We are currently in discussions with several other attractive acquisition candidates," Mr. Johnson continued.

 "We believe that Shorewood's decision to make public its unsolicited proposal is the latest in a series of ill-conceived actions by Shorewood following Shorewood's unsuccessful attempt to acquire Field Group plc, which Chesapeake acquired in March 1999," concluded Mr. Johnson.

 Chesapeake noted that its board of directors, in consultation with its financial advisors, Goldman, Sachs & Co. and Donaldson Lufkin & Jenrette, and legal advisor, Hunton & Williams, carefully considered Shorewood's unsolicited proposal and unanimously concluded that the proposal is inadequate and not in the best interests of Chesapeake's stockholders.

 Chesapeake also noted that it has referred Shorewood's heretofore-undisclosed accumulation of Chesapeake stock to the Federal Trade Commission, requesting an investigation as to whether Shorewood has violated the Hart-Scott-Rodino Antitrust Improvement Act.

 Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of specialty packaging and point-of-purchase displays. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is http://www.cskcorp.com.

      On November 22, 1999, Chesapeake issued the following press release which contained the full text of a letter which was sent on such date by Mr. Johnson to each member of Shorewood's Board of Directors:

               CHESAPEAKE SENDS LETTER TO SHOREWOOD DIRECTORS
           Indicates Willingness to Negotiate Price and Structure

 (Richmond, VA - November 22, 1999) Thomas H. Johnson, President and CEO of Chesapeake Corporation (NYSE:CSK), today sent the following letter to each of the directors of Shorewood Packaging Corporation (NYSE:SWD) regarding Chesapeake's proposal to acquire Shorewood for $16.50 per share in cash:

                             November 22, 1999

 The Board of Directors
 Shorewood Packaging Corporation
 277 Park Avenue
 New York NY 10172

 Ladies and Gentlemen:

 We were disappointed to learn of your rejection of our fully-financed proposal to acquire Shorewood at $16.50 per share, representing a substantial premium to your current market price. We continue to believe that a combination of our businesses under Chesapeake's leadership would be in the best interests of our respective stockholders, employees and customers.

 Your President, Mr. Liebman, was quoted in The Wall Street Journal as saying that you are prepared to consider an offer at the "right price." While we believe that our $16.50 proposal represents a full valuation, we wish to reiterate that we are prepared to commence immediate good faith negotiations regarding our proposal. Our offer is based on publicly available information, and we remain open to the possibility that we may be able to increase our offer with appropriate due diligence and access to your business plan. We also stand ready to discuss alternatives to an all-cash structure that may offer a tax- advantaged alternative for your stockholders.

 Given the importance to your stockholders of our continued interest and our willingness to negotiate price and structure, we are issuing a press release today concerning the subject of this letter.

 We look forward to your prompt response, and to commencing good faith negotiations regarding our proposal.

                                    Sincerely,

                                    /s/ Thomas H. Johnson
                                    Thomas H. Johnson

 Johnson commented that he hoped Shorewood's Board, upon receiving the letter, would realize the promising opportunities that could be created through a combination of the companies under Chesapeake's leadership. "Under our proposal, the combined company would have a strong balance sheet with financial and management capabilities to compete and grow globally. Chesapeake has a proven track record as a global consolidator with successful integration of acquired businesses."

 Johnson continued, "Chesapeake Corporations's international strength is important, because we believe that global consolidation to offer multinational customers one-stop business solutions will drive our business in the next century. Chesapeake has an experienced international management team in place to operate a global packaging and merchandising company."

 Johnson also cited Chesapeake's multiple leadership positions in specialty packaging and merchandising. "Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for colorful, litho-laminated packaging, a leading European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging. Our net sales for 1998 were $950.4 million and our net sales for 1999's first three quarters, ending September 30, are $916.8 million. We are clearly in a strong position to make the combination of our two businesses successful."

 Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of a specialty packaging and point-of-purchase displays. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is www.cskcorp.com.

      On November 29, 1999, Shorewood issued the following press release:

              SHOREWOOD PACKAGING CORPORATION ISSUES STATEMENT

 NEW YORK, Nov. 29 /PRNewswire/ - Shorewood Packaging Corporation (NYSE: SWD
 - news) remains committed to its $40 per share cash proposal to acquire Chesapeake. Given the unwillingness of Chesapeake's management and Board of Directors to consider Shorewood's proposal, Shorewood is continuing to explore options to enable Chesapeake's stockholders to consider the Shorewood proposal. Shorewood's proposal of $40 per share is significantly above the consensus one year price target for Chesapeake and also represents a 52-week high for the company.

 Shorewood reiterated that it is not for sale and believes Chesapeake's actions to date are solely in response to the Shorewood premium cash proposal. Shorewood also believes that Chesapeake's actions reflect a reckless disregard for the best interests of their stockholders and do not reflect a careful evaluation of Shorewood or its business. Shorewood noted that it views Chesapeake's proposal to acquire Shorewood for $16.50 per share as grossly inadequate. That price is considerably below Shorewood's 52-week high and vastly below analysts' one-year price target for Shorewood, which range as high as $25 per share.

 Finally, Shorewood noted that an institutional investor has agreed to sell 14.9% of Shorewood to Chesapeake for $17.25 per share. In a call to Shorewood, that investor informed Shorewood that its required regulatory filing will disclose that the institution, which invested in Shorewood at a low-cost basis, retains 100% of the upside with respect to those shares in the event of a sale to Chesapeake at a higher price. Given the terms of this arrangement, Shorewood does not believe the price to be paid by Chesapeake reflects fair value for Shorewood, and believes its own $40 per share offer for Chesapeake to represent superior value.

 Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      Also on November 29, 1999, Chesapeake issued the following press release:

             CHESAPEAKE CORPORATION AGREES TO ACQUIRE 14.9% OF
                         SHOREWOOD PACKAGING SHARES

 (Richmond, VA - November 29, 1999) Chesapeake Corporation (NYSE:CSK) today announced that it has agreed to purchase approximately 4.1 million shares, or 14.9%, of Shorewood Packaging Corporation's (NYSE:SWD) outstanding common stock from an institutional investor at a price of $17.25 per share.

 Chesapeake previously announced that it has made a fully financed proposal to Shorewood's directors to purchase Shorewood's shares at $16.50 per share, nearly a 40% premium over Shorewood's closing price on November 9, 1999, the day before Chesapeake's proposal was presented to Shorewood.

 Thomas H. Johnson, president and chief executive officer of Chesapeake, said, "We are pleased with this agreement, which validates our view that Chesapeake's acquisition of Shorewood makes great sense for Shorewood's stockholders. We believe Chesapeake's acquisition of Shorewood would create, under Chesapeake's leadership, one of the world's premier specialty packaging and merchandising companies, enhancing Chesapeake's position as a leader in this segment and benefitting customers through one-stop shopping for complementary products.

 "Chesapeake has a strong balance sheet with the management and financial capabilities to compete and grow globally. Chesapeake also has a proven track record as a global consolidator with successful integration of acquired businesses. We renew our offer to Shorewood's directors to meet and negotiate the terms of an acquisition of Shorewood by Chesapeake."

 Closing of the purchase of the Shorewood shares is subject to completion of review of the transaction under the Hart-Scott-Rodino Antitrust Improvements Act. Chesapeake will commence the time period of review by a filing to be made today. Additional information will be set forth in a
 Schedule 13D expected to be filed with the Securities and Exchange Commission today. Information in this release is qualified by reference to the information to be included in the Schedule 13D.

 Chesapeake is the largest North American producer of temporary and permanent point-of-purchase displays, the North American leader for colorful, litho- laminated packaging, the premiere European folding carton, leaflet and label supplier, and a local leader in specific U.S. markets for customized, corrugated packaging.

 Chesapeake Corporation, headquartered in Richmond, Va., is primarily engaged in the manufacturing and sale of specialty packaging and merchandising services. Chesapeake has over 40 locations in North America, Europe and Asia. Chesapeake's net sales in 1998 were $950.4 million. Chesapeake's website is http://www.cskcorp.com.

      On November 30, 1999, Chesapeake filed a Schedule 13D with the Securities and Exchange Commission (the "SEC") disclosing that, on November 26, 1999, Chesapeake had entered into a stock purchase agreement (the "Purchase Agreement") to purchase 4,106,440 Shares (the "Purchased Shares"), or approximately 14.9% of the outstanding Shares, from the clients of Ariel Capital Management, Inc. ("Ariel") for $17.25 per Share. In the Purchase Agreement, Ariel also agreed that, if Chesapeake commenced a public tender offer for the Shares at a price that equaled or exceeded $17.25 per Share, then Ariel would use its best efforts as investment adviser to exercise its discretionary authority to cause its clients to (i) tender the Purchased Shares in such tender offer and (ii) execute proxies or written consents in the form solicited by Chesapeake or any of its affiliates in any proxy or written consent solicitation commenced in connection with such tender offer.

      On December 3, 1999, Chesapeake commenced the Chesapeake Offer and filed a preliminary Consent Solicitation Statement with the SEC in connection with its intended solicitation of consents from the stockholders of Shorewood.

      In addition, on December 3, 1999, Chesapeake and Sheffield filed a lawsuit in the Court of Chancery of the State of Delaware (the "Court of Chancery") against Shorewood and each member of the Shorewood Board, and filed a separate lawsuit against Shorewood in the United States District Court for the District of Delaware. See "Certain Litigation."

      On December 9, 1999, the Shorewood Board held a special meeting at which the Shorewood Board reviewed with Shorewood's management, Bear Stearns and Jefferson Capital, Shorewood's financial advisors, and Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden Arps") and Bryan Cave, LLP ("Bryan Cave"), Shorewood's legal advisors, the Chesapeake Offer and its terms and conditions and the related consent solicitation.

      On December 13, 1999, Shorewood filed a preliminary Consent Revocation Statement with the SEC in connection with its intended solicitation of consent revocations from the stockholders of Shorewood.

      On December 15, 1999, the Shorewood Board held a special meeting at which the Shorewood Board again reviewed the Chesapeake Offer and its terms and conditions with Shorewood's management and its legal and financial advisors. At such meeting, Bear Stearns presented its financial analysis of the Chesapeake Offer. In addition, Bear Stearns provided an oral opinion (which was subsequently confirmed in writing) to the effect that, as of December 15, 1999, the consideration offered in the Chesapeake Offer was inadequate from a financial point of view to Shorewood's stockholders (other than Chesapeake and its affiliates). The Shorewood Board was informed by management that several third parties had expressed an unsolicited interest in pursuing a potential extraordinary transaction involving Shorewood and that Shorewood had engaged in preliminary discussions in this regard. After lengthy discussions and presentations from Bear Stearns and Skadden Arps, the Shorewood Board unanimously concluded that the Chesapeake Offer is inadequate and not in the best interests of Shorewood and its stockholders and recommended that Shorewood's stockholders reject the Chesapeake Offer and not tender their Shares pursuant to the Chesapeake Offer. Also at the meeting of the Shorewood Board held on December 15, 1999, the Shorewood Board established a Special Strategic Committee of Directors (consisting of Kevin J. Bannon, Virginia A. Kamsky and William P. Weidner) for the purpose of reviewing strategic alternatives which may develop and making recommendations thereon to the Shorewood Board.

      In addition, the Shorewood Board instructed management and its financial advisors to explore potential strategic alternatives available to Shorewood. Such alternatives could involve an extraordinary transaction or combination of extraordinary transactions, including (i) a sale or issuance of common stock, convertible preferred stock or other securities of Shorewood to one or more buyers, (ii) a purchase, sale or transfer of a material amount of assets by Shorewood or any of its subsidiaries, (iii) a tender or exchange offer for, or open market or privately negotiated purchases or other acquisition of securities by or of, Shorewood, (iv) a merger or reorganization involving Shorewood or any of its subsidiaries,
 (v) a leveraged recapitalization or stock repurchase, (vi) a material change in the present capitalization or dividend policy of Shorewood, or
 (vii) a joint venture or other strategic alliance involving Shorewood or any of its subsidiaries. In this regard, Shorewood has entered into confidentiality agreements concerning the furnishing of confidential information to certain third parties, and has otherwise engaged and is engaged in preliminary discussions with third parties concerning their interest in pursuing a potential extraordinary transaction involving Shorewood. Shorewood, Bear Stearns and Jefferson Capital have identified a number of additional parties that may be interested in a possible extraordinary transaction, and Shorewood may enter into confidentiality agreements with, furnish confidential information to and engage in discussions concerning such a transaction with some or all of such parties or other parties. Shorewood expects that these discussions will include negotiations with respect to one or more of the foregoing transactions. There can be no assurance, however, that any of the foregoing will result in any transaction being recommended to the Shorewood Board or that any transaction that may be recommended will be authorized or consummated, or that a transaction other than those described herein will not be proposed, authorized or consummated. The initiation or continuation of any of the foregoing may also be dependent upon the future actions of Chesapeake with respect to the Chesapeake Offer.

      In reaching its determination that the Chesapeake Offer is inadequate and not in the best interests of Shorewood and its stockholders and its recommendation that Shorewood's stockholders should reject the Chesapeake Offer and not tender their Shares pursuant to the Chesapeake Offer, the Shorewood Board considered a variety of factors, including, without limitation, the following:

           (i) The presentations by Bear Stearns and Jefferson Capital at the meeting of the Shorewood Board held on December 15, 1999 concerning Shorewood and the financial aspects of the Chesapeake Offer and the written opinion of Bear Stearns, dated December 15, 1999, to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the consideration of $17.25 per Share being offered to the stockholders of Shorewood pursuant to the Chesapeake Offer is inadequate from a financial point of view to such stockholders (other than Chesapeake and its affiliates). The full text of the written opinion dated December 15, 1999 of Bear Stearns was attached to the Schedule 14D-9 filed by Shorewood with the SEC on December 16, 1999. Holders of Shares are urged to read such opinion carefully in its entirety.

           (ii) The business, financial condition, results of operations, current business strategy and future prospects of Shorewood and whether the Chesapeake Offer was reflective thereof, including the following:

           o Shorewood's reputation as a leading value-added provider of high quality printing and paperboard packaging products for the music, computer software, cosmetics and toiletries, food, home video, tobacco, and general consumer markets in North America.

           o Shorewood's position in the packaging industry as a technological leader and innovator.

           o Shorewood's status as one of the largest manufacturers of printed packaging for the entertainment and multimedia markets in North America.

           o Shorewood's strong relationships with key worldwide customers.

           o          The strength of Shorewood's management team.

           o Shorewood's successful track record of integrating acquisitions.

           o Shorewood's potential to grow its earnings through international as well as domestic expansion.

           o That Shorewood has not yet realized the benefits of the substantial capital expenditures it has made to position itself for future growth, including new facilities in North America and Asia. Those benefits include Shorewood's ability to continue leveraging its state-of-the-art technology. Such technology, among other things, has resulted, during Shorewood's second fiscal quarter, in a 230 basis point increase in Shorewood's gross profit margin to 26.5%, compared to the same quarter last year and, during the six month period ended October 30, 1999, in a 230 basis point increase in Shorewood's gross profit margin to 25.5%, compared to the same period last year.

           o Shorewood's reported results for its second fiscal quarter ended October 30, 1999, including revenues of $165.3 million (which represented an increase of 14% above the $145.4 million reported for the same period last year), operating income of $21.9 million (which represented a 17% increase over the $18.8 million reported for the same period last year), earnings before interest, taxes, depreciation and amortization ("EBITDA") of $29.1 million (which represented a 20% increase over the $24.2 million reported for the same period last year), earnings (before an extraordinary item and the cumulative effect of a change in accounting principle) of $11.6 million (which represented a 17% increase over the $9.9 million in the comparable period last year), and earnings per diluted share of $0.42 (which represented a 14% increase over the $0.37 per diluted share reported for the same period last year).

           o Shorewood's reported results for the six months ended October 30, 1999, including net sales of $309.0 million (which represented an increase of 19% above the $260.7 million reported for the same period last year), operating income of $36.1 million (which represented a 14% increase over the $31.6 million reported for the same period last year), EBITDA of $50.3 million (which represented a 20% increase over the $41.8 million reported for the same period last year), earnings (before an extraordinary item and the cumulative effect of a change in accounting principle) of $19.3 million (which represented a 16% increase over the $16.7 million reported the same period last year), and earnings per diluted share of $0.69 (which represented an 11% increase over the $0.62 per diluted share reported for the same period last year).

           o Shorewood's historic five-year compounded annual revenue growth rate of 21.13% (through fiscal year
                      1999).

           o Shorewood's historic five-year compounded annual growth rate of 24% for its earnings per diluted share (through fiscal year 1999), excluding the after-tax gain associated with the sale of a minority interest in Shorewood's China facility.

           o Shorewood's record during the past five years of increasing its net income from continuing operations at a compounded annual growth rate of 25% (through fiscal year 1999), excluding the after-tax gain associated with the sale of a minority interest in Shorewood's China facility.

           (iii) The opportunistic timing of the Chesapeake Offer, which seeks to exploit Shorewood's recent stock price in relation to historic trading patterns. In this regard, the Shorewood Board noted the following:

           o The Shorewood Board's belief that the trading price for the Shares immediately prior to the announcement on November 18, 1999 that Chesapeake had made a proposal to acquire Shorewood did not reflect the long-term value inherent in Shorewood.

           o The historical trading prices of the Shares and the fact that the Offer Price represents a 16.4% discount from the Shares' 52-week high of $20.625.

           o That the price-earnings multiple of 14.0 implied by the Offer Price represents a discount to Shorewood's average price-earnings multiple over the eight fiscal quarters ended July 30, 1999 of 15.8.

           (iv) The significant uncertainties and contingencies associated with the Chesapeake Offer, including the numerous conditions to the Chesapeake Offer, some of which (i) are in the sole discretion of Chesapeake, (ii) are subject to external events not directly related to Shorewood or (iii) are not within the control of Shorewood or Chesapeake. In this regard, the Shorewood Board noted the following:

           o The Chesapeake Offer is conditioned upon, among other things: (i) there being validly tendered prior to the expiration of the Chesapeake Offer and not withdrawn a number of Shares which, together with the Shares beneficially owned by Chesapeake and its subsidiaries, including Sheffield, will constitute at least a majority of the outstanding Shares on a fully diluted basis as of the date the Shares are accepted for payment pursuant to the Chesapeake Offer (the "Minimum Tender Condition"); (ii) the Rights having been redeemed by the Shorewood Board or Sheffield otherwise being satisfied, in its sole discretion, that such Rights are otherwise invalid or inapplicable to the Chesapeake Offer and Chesapeake's proposed merger between Sheffield and Shorewood (the "Proposed Chesapeake Merger"); (iii) the acquisition of Shares pursuant to the Chesapeake Offer and the Proposed Chesapeake Merger having been approved pursuant to
                     Section 203 of the DGCL ("Section 203") or Sheffield being satisfied, in its sole discretion, that the provisions of Section 203 restricting certain business combinations are invalid or inapplicable to the acquisition of Shares pursuant to the Chesapeake Offer and the Proposed Chesapeake Merger (the "Section 203 Condition"); and (iv) any waiting period under any laws of Canada, the European Union, any member state of the European Union, and any other foreign jurisdictions applicable to the purchase of Shares pursuant to the Chesapeake Offer having expired or been terminated. In addition to these conditions, two of which are at the sole discretion of Sheffield, there are eleven other paragraphs of conditions to the Chesapeake Offer which are listed in Chesapeake's Offer to Purchase dated December 3, 1999 (the "Offer to Purchase").

           o The Chesapeake Offer is also conditioned upon there not having occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) the outbreak or escalation of war, armed hostilities or other international or national calamity directly or indirectly involving the United States, (iv) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or abroad, (vi) a general decline in the market prices of securities of publicly-traded United States companies in the packaging industry or
                     (viii) in the case of any of the foregoing existing at the time of commencement of the Chesapeake Offer, a material acceleration or worsening thereof. The Shorewood Board took notice of the fact the none of the foregoing is within the control of Shorewood or Chesapeake.

           (v)  The significant uncertainties associated with Chesapeake's
      financing arrangements with respect to the Chesapeake Offer.   In this
      regard, the Shorewood Board noted the following:

           o According to its Offer to Purchase, Chesapeake had only $36 million in cash and cash equivalents and only $139.5 million in working capital as of September 30, 1999. However, Chesapeake has estimated therein that the total amount of funds required to purchase all of the outstanding Shares (other than those owned by Sheffield) on a fully diluted basis pursuant to the Chesapeake Offer and the Proposed Chesapeake Merger and to pay all related fees and expenses will be approximately $525 million.

           o Accordingly, based upon its Offer to Purchase, Chesapeake does not have the funds to pay for the Shares it has offered to purchase pursuant to the Chesapeake Offer and the Proposed Chesapeake Merger in the absence of financing from third parties.

           o However, Chesapeake's financing is subject to numerous conditions, many of which are in addition to the conditions to the Chesapeake Offer.

           o It is therefore possible that Chesapeake could accept Shares for payment pursuant to the Chesapeake Offer and not have the funds available to pay for such Shares.

            (vi) The significant uncertainties associated with the Proposed Chesapeake Merger, including uncertainty as to the completion and timing of the Proposed Chesapeake Merger. In this regard, the Shorewood Board noted the following:

           o Chesapeake has reserved the right to waive the Minimum Tender Condition. By reserving the right to waive the Minimum Tender Condition, Chesapeake has called into question its commitment to consummating the Proposed Chesapeake Merger since it will not be able to ensure consummation of the Proposed Chesapeake Merger if the Minimum Tender Condition is not satisfied.


            (vii) The Shorewood Board's belief that the Chesapeake Offer is an attempt by Chesapeake to usurp for itself the future growth in revenues, net income and cash flow and stock price appreciation that are only beginning to result from Shorewood's recent initiatives aimed at making Shorewood the premier global supplier of value-added packaging. In this regard, the Shorewood Board noted the following completed and pending initiatives:

           o The acquisition in October 1998 (the "Queens Transaction") of Queens Group, Inc. ("Queens"), a leading manufacturer of high quality, value-added packaging for the music, multimedia and consumer products industries, which acquisition has brought Shorewood a roster of new customers and five additional facilities in the United States.

           o The opening of Shorewood's 125,000 square foot plant in Guangzhou, China which is expected to accelerate Shorewood's international growth.

           o The discontinuation of manufacturing at Shorewood's Stanley, North Carolina facility which will result in an annual cost savings of $3 million. This action was consistent with Shorewood's strategy of streamlining operations to improve efficiencies and maximize profitability.

           o The creation of a strategic alliance with Westvaco Corporation ("Westvaco"), one of the largest and most highly regarded companies in the paper industry, by selling them a 45% interest in Shorewood's Guangzhou, China plant for $22.7 million, which included a $5 million premium to Shorewood's cost. The proceeds from this transaction were used to pay down debt. By partnering with Westvaco, Shorewood was able to reduce the risk of its investment in China and gains access to Westvaco's extensive knowledge and experience of the China market. For two decades, Westvaco has been doing business in China exporting paper, paperboard and specialty chemicals to customers in China.

           o The entering into a letter of intent to acquire 51%, with an option to acquire the remaining 49%, of CD CartonDruck, GmbH ("CD CartonDruck") and its affiliates. CD CartonDruck, a well-known German specialist in the manufacture of high quality value-added folding cartons for the international fragrance and cosmetics markets, is expected to represent a formidable platform for Shorewood's future growth within the European marketplace.

           o Shorewood's ongoing review of other opportunities for expansion in Europe and South America.

           (viii) The Shorewood Board's belief that it is in the best interests of Shorewood and its stockholders for Shorewood to review, together with its financial advisors, the alternatives available to it for enhancing stockholder value. In this regard, the Shorewood Board noted the following:

           o The fact that since the public announcement on November 18, 1999 of Chesapeake's interest in acquiring Shorewood, Shorewood has received several unsolicited inquiries from third parties who have expressed a potential interest in pursuing a transaction with Shorewood.

           o The fact that Shorewood has entered into confidentiality agreements with, and/or supplied confidential information to, certain third parties and, in that connection, has engaged in preliminary discussions concerning their interest in pursuing an extraordinary transaction involving Shorewood.

           o That, based upon the preliminary discussions that Shorewood has had with third parties, there exist parties interested in pursuing a transaction with Shorewood to enhance stockholder value.

                 (ix) Shorewood's continuing interest in acquiring Chesapeake and the Shorewood Board's view that the interests of Shorewood and its stockholders would be better served by an acquisition of Chesapeake by Shorewood than an acquisition of Shorewood by Chesapeake.

                 (x) The Shorewood Board's belief, based in part on the factors referred to in paragraphs (i) through (ix) above, that the interests of Shorewood and its stockholders would best be served by Shorewood exploring strategic alternatives available to it for enhancing stockholder value.

            In light of the above factors, the Shorewood Board determined that the Chesapeake Offer is not in the best interests of Shorewood and
 Shorewood's stockholders.   The foregoing discussion of the information and
 factors considered by the Shorewood Board is not intended to be exhaustive but addresses all of the material information and factors considered by the Shorewood Board in its consideration of the Chesapeake Offer. In view of the variety of factors and the amount of information considered, the Shorewood Board did not find it practicable to provide specific assessments of, quantify or otherwise assign any relative weights to the specific factors considered in determining to recommend that stockholders reject the Chesapeake Offer. Such determination was made after consideration of all the factors taken as a whole. In addition, individual members of the Shorewood Board may have given differing weights to different factors. Throughout its deliberations regarding the Chesapeake Offer, the Shorewood Board received the advice of Bear Stearns, Jefferson Capital, Skadden Arps and Bryan Cave who were retained to advise the Shorewood Board in connection with the Chesapeake Offer.

            In connection with advising the Shorewood Board and rendering the opinion referred to in clause (i) above, Bear Stearns performed a variety of financial and comparative analyses and considered such information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant. No limitations were placed on Bear Stearns in connection with the rendering of its opinion, although Bear Stearns was not requested by Shorewood to, and did not contact third parties to determine whether they would have any interest in a business combination with Shorewood.

            Additional information relating to the Shorewood Board's position with respect to the Chesapeake Offer is set forth in Shorewood's
 Schedule 14D-9, dated December 16, 1999, a copy of which has been filed with the SEC.

            Also, on December 15, 1999, Mr. Johnson delivered the following letter to Mr. Shore:

  December 15, 1999

  Mr. Marc Shore
  Chairman and Chief Executive Officer
  Shorewood Packaging Corporation
  277 Park Avenue
  New York NY 10172

  Dear Marc:

  As you may know, Chesapeake today announced a recommended cash tender offer to acquire Boxmore International p1c, headquartered in Belfast, Northern Ireland. Boxmore's board of directors has unanimously recommended Chesapeake's offer to Boxmore's shareholders. Like Shorewood, this is a company we have been evaluating for some time. We are delighted with the enhancement of our global platform that this company offers and believe the acquisition of Boxmore enhances the strategic rationale for our acquisition of Shorewood.

  At the same time, we want to reinforce our commitment to our $17.25 cash tender offer for Shorewood. We want you and your board to know that we have in place a fully committed credit facility from First Union National Bank that permits us to complete the acquisitions of both Boxmore and Shorewood on the terms of our offers. Accordingly, neither offer is subject to any financing conditions

  We reiterate our offer to meet with the Shorewood board to negotiate the terms, including price and structure, of an acquisition of Shorewood by Chesapeake. In this regard, we are ready to meet with you and your advisors at your earliest convenience

  Sincerely,

  /s/ Thomas H. Johnson
  Thomas H. Johnson

            On December 16, 1999, Shorewood issued the following press release:

          SHOREWOOD BOARD REJECTS CHESAPEAKE'S OFFER AS INADEQUATE

       Files Counterclaims Alleging Chesapeake Is "Interested Stockholder"; Could Jeopardize Its Financing If Merger Not Possible For Three Years

       NEW YORK, December 16, 1999 Shorewood Packaging Corporation (NYSE:
 SWD) announced today that its Board of Directors voted unanimously to recommend that stockholders reject the unsolicited $17.25 per share tender offer by Chesapeake Corporation (NYSE: CSK) and not tender any of their shares pursuant to the offer.

       In recommending that stockholders reject Chesapeake's offer, Shorewood's Board cited the following:

  o the Board's view that the Chesapeake offer is inadequate and does not reflect the inherent value of Shorewood as a leading value-added provider of high quality printing and paperboard packaging products for the music, computer software, cosmetics and toiletries, food, home video, tobacco, and general consumer markets in North America.

  o the written opinion of Bear, Stearns & Co. Inc., Shorewood's financial advisor, that Chesapeake's offer price is inadequate from a financial point of view to Shorewood's stockholders (other than Chesapeake and its affiliates).

  o the opportunistic timing of Chesapeake's offer, which seeks to exploit Shorewood's recent stock price in relation to historic trading patterns.

  o that Chesapeake's offer price represents a 15% to 20% discount to the one year target prices for Shorewood's stock (without taking into account any extraordinary transaction) which have been announced by several major Wall Street brokerage firms that cover Shorewood.

  o the significant uncertainties and contingencies associated with Chesapeake's offer, including the numerous conditions to Chesapeake's financing and the Board's belief that one or more of these conditions cannot be satisfied.

  o the significant uncertainties associated with the second-step merger proposed by Chesapeake, including uncertainty as to the permissibility of such merger within three years under Section 203 of the Delaware corporate law.

  o the Board's belief that Chesapeake's offer represents an attempt by Chesapeake to usurp for itself the future growth in revenues, net income and cash flow and stock price appreciation that are only beginning to result from Shorewood's recent capital expenditures and other initiatives aimed at making Shorewood the premier global supplier of value-added packaging.

  o the Board's view that based on, among other things, the preliminary discussions Shorewood has had with certain unsolicited third parties, Shorewood has a variety of strategic alternatives available to it to enhance stockholder value.

      Marc P. Shore, Chairman and Chief Executive Officer, stated, "Chesapeake's hostile offer is clearly inadequate. It represents a significant discount to our 52-week high, does not accurately reflect the Company's growth prospects and may not be capable of being completed. Shorewood is a strong and growing company with a proven track record and an exciting future."

      Shore added, "The Board is fully committed to enhancing value for Shorewood stockholders and has authorized management and its advisors to explore the various strategic alternatives available to us. We look forward to completing that process."

      Shorewood also announced today that it is filing counterclaims in the lawsuits brought by Chesapeake in Delaware state and federal court. The counterclaims allege, among other things, that when Chesapeake agreed on November 26 to purchase 14.9% of Shorewood's outstanding shares from an institutional holder that held over 20% of the outstanding shares, the institutional holder agreed to vote the remaining shares in favor of Chesapeake's consent solicitation. The counterclaims also allege that other provisions of the purchase agreement amount to an arrangement and understanding between the institutional holder and Chesapeake with respect to the entire 20% block. The effect of this arrangement is to make Chesapeake an "interested stockholder" under Section 203 of the Delaware corporate law, thereby proscribing Chesapeake's ability to consummate a merger for three years without the two-thirds vote of the outstanding shares not owned by Chesapeake. The Chancery Court counterclaim seeks a declaratory judgment that Chesapeake is an "interested stockholder". The Federal counterclaim alleges that Chesapeake's tender offer materials do not disclose the full beneficial ownership and that Chesapeake has misstated and concealed the fact that its financing is subject to numerous conditions, one or more of which cannot be satisfied.

      Additional information with respect to the Board's decision to recommend that stockholders reject Chesapeake's offer and the matters considered by the Board in reaching such decision is contained in Shorewood's Solicitation/Recommendation Statement on Schedule 14D-9, which is being filed today with the Securities and Exchange Commission and will be mailed to stockholders shortly.

      Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the computer software, cosmetics and toiletries, food, home video, music, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      On December 17, 1999, Mr. Johnson delivered the following letter to Mr. Shore:

 December 17, 1999

 Mr. Marc P. Shore
 Chairman of the Board & Chief Executive Officer
 Shorewood Packaging Corporation
 277 Park Avenue
 New York, New York 10172

 Dear Marc:

 I am writing on behalf of the Board of Directors of Chesapeake. The 14D-9 Shorewood filed yesterday with the Securities and Exchange Commission indicates that your Board is exploring alternatives to enhance stockholder value. Your filing also indicates that Shorewood has entered into confidentiality agreements and begun preliminary discussions with third parties, other than Chesapeake, who are interested in pursuing a transaction.

 You have told me personally that you and your board believe a combination of our two companies makes strategic sense. Given that Shorewood is exploring strategic alternatives, any process undertaken by the Shorewood Board to enhance shareholder value must include Chesapeake or you would be doing a disservice to your stockholders, as well as your customers and employees.

 Chesapeake is a ready, willing and able buyer. As I indicated in an earlier letter, we have in place a fully committed credit facility from First Union National Bank that permits us to complete our acquisitions of both Boxmore and Shorewood on the terms of our offers.

 Accordingly, neither offer is subject to any financing conditions.

 We reiterate our offer to meet with the Shorewood Board to negotiate the terms, including price and structure, of an acquisition of Shorewood by Chesapeake. Given the importance to your stockholders of our continued interest in Shorewood, we are ready to meet with you and your advisors at your earliest convenience.

 Sincerely,

 /s/ Thomas H. Johnson

 Thomas H. Johnson
 President & Chief Executive Officer

      On December 21, 1999, Shorewood issued the following press release which contained the full text of a letter which Mr. Shore delivered on that date to Mr. Johnson:

                    SHOREWOOD SENDS LETTER TO CHESAPEAKE

      NEW YORK, December 21, 1999 - Shorewood Packaging Corporation
 (NYSE: SWD) today sent the following letter to Tom Johnson, President and Chief Executive Officer of Chesapeake Corporation (NYSE: CSK):

 December 21, 1999

 Mr. Thomas H. Johnson
 President and Chief Executive Officer
 Chesapeake Corporation
 1021 E. Cary Street
 Richmond, Virginia 21218

 Dear Tom:

 I have read your letter dated December 17, 1999.

 You are correct that our Board of Directors has authorized management and our financial advisors to explore alternatives available to Shorewood to enhance stockholder value. I understand that despite your commencement of a highly conditional, inadequate tender offer, you now seek to have discussions with us regarding your offer. We decline your request for a meeting for the following reasons:

 The current Chesapeake offer has been found by Shorewood's Board of Directors to be inadequate; among other factors, it represents a 15% to 20% discount to analysts' short-term trading targets for Shorewood shares.

 We believe that Section 203 of the Delaware corporate law effectively prevents Chesapeake from completing a merger with Shorewood for at least three years.

 We are concerned that the inadequate offer you have made is also highly conditional. For example, Chesapeake's proposed bank financing does not appear to contemplate the situation where Chesapeake could be a majority stockholder with fiduciary duties to the minority, which would preclude it from utilizing Shorewood's cash for its own use and otherwise consolidating operations. Although Chesapeake has stated that it is a "willing" buyer, we question whether it is financially "ready" or "able."

 As fiduciaries, we consider the best interests of all stockholders. In this regard we seek value and certainty on behalf of the entire stockholder base and are reluctant to support any transaction which is fraught with serious contingencies.

 Due to concerns regarding the inadequacy of your offer, your conditional financing and completion risks, we do not believe it is in the best interests of our stockholders to pursue your inadequate proposal.

 Sincerely,

 /s/ Marc P. Shore

 Marc P. Shore

      Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      On December 22, Shorewood sent the following letter to each of the Shorewood stockholders:


                                                          December 22, 1999

 Dear Fellow Stockholder:

       On December 16, 1999, Shorewood's Board of Directors unanimously rejected Chesapeake's unsolicited, highly conditional tender offer of $17.25 per share. Your Board determined that the offer is inadequate and does not reflect the value or prospects of Shorewood.

       Chesapeake, however, appears intent on pursuing its plan to acquire your shares at an inadequate price. In furtherance of that goal, you can expect that Chesapeake will be seeking your vote to remove Shorewood's entire Board of Directors --without cause --through a consent solicitation process. Chesapeake also will solicit consents to install its own hand-picked nominees as Shorewood's directors, and these nominees are committed to Chesapeake's inadequate and opportunistic offer.

      YOUR BOARD OF DIRECTORS UNANIMOUSLY URGES YOU NOT TO LET CHESAPEAKE DO THIS! WE URGE YOU NOT TO TENDER YOUR SHARES TO CHESAPEAKE AND CAUTION YOU NOT TO SIGN ANY WHITE PROXY OR CONSENT CARD THAT MAY BE SENT TO YOU BY CHESAPEAKE.

       There are numerous reasons why your Board believes that Chesapeake's efforts to seize control of your Board is unwise and not in the best interests of Shorewood and its stockholders. Your Board's reasons for rejecting Chesapeake's offer are set forth in Shorewood's Schedule 14D-9 which previously was mailed to you. In the meantime, we ask you to remember the following:

  o CHESAPEAKE'S INTERESTS ARE NOT THE SAME AS YOURS: Chesapeake's interest is to acquire your Company as quickly and cheaply as possible and not to give you the opportunity to obtain the best value for your shares.

  o   SHOREWOOD IS PURSUING STRATEGIC ALTERNATIVES: Your Board of
           Directors has instructed management and Shorewood's financial advisors to explore strategic alternatives which would enhance the value of your shares. We already have received several unsolicited inquiries from third parties who have indicated an interest in pursuing an extraordinary transaction with Shorewood, and we have engaged in preliminary discussions concerning these inquiries.

  o CHESAPEAKE'S $17.25 PRICE UNDERVALUES YOUR SHOREWOOD SHARES: As discussed in our Schedule 14D-9, Chesapeake's offer does not reflect the long-term value inherent in Shorewood and is nothing more than an opportunistic attempt by Chesapeake to capture for is own stockholders the future value of your shares.

  o CHESAPEAKE'S OFFER IS HIGHLY CONDITIONAL: Chesapeake's offer is subject to numerous conditions -- and I can assure you that these
           conditions will not be   satisfied by the initial expiration date
           of January 3. Some of these conditions may never be satisfied. Accordingly, there is no need to tender your shares into Chesapeake's inadequate offer -- which as of today is for a price that is below the market value of your shares. You still have every right to withdraw any shares you may have tendered. If you need assistance in withdrawing tendered shares, please call Innisfree M&A vote of rated, toll-free, at (888) 750-5834.

      I look forward to updating you in the coming weeks on the progress of our efforts to enhance stockholder value. Meanwhile, we urge you not to tender your shares to Chesapeake's opportunistic offer and not to sign any white proxy or consent card that Chesapeake may send you.

      Thank you for your continued trust and support.

             Sincerely,

             /s/ Marc P. Shore

             Marc P. Shore
             Chairman of the Board and
             Chief Executive Officer

      On December 29, 2000, Chesapeake announced that it has extended the Chesapeake Offer, which was scheduled to expire at midnight on January 3, 2000, through midnight, New York City time, on January 20, 2000. On December 29, 1999, the Company issued the following press release:


                  SHOREWOOD PACKAGING CORPORATION COMMENTS
                 ON CHESAPEAKE'S POOR TENDER OFFER RESULTS

 NEW YORK, NY, December 29, 1999 - Shorewood Packaging Corporation (NYSE:SWD) today noted that, due to lack of support from Shorewood's stockholders, Chesapeake Corporation (NYSE: CSK) has significantly extended the time period for Shorewood stockholders to tender their shares into its offer. With only three business days remaining until Chesapeake's tender offer was initially set to expire, less than 1% of Shorewood's outstanding shares were tendered.

 Marc P. Shore, Chairman and Chief Executive Officer, stated, "Clearly, the tender offer results represent a vote of no-confidence by Shorewood's stockholders in Chesapeake's highly conditional, inadequate offer. We are pleased that this was recognized by an overwhelming majority of our stockholders. We remain committed to exploring the various strategic alternatives available to us to enhance the value of Shorewood shares."

 Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      On January 5, 2000, the Company publicly disclosed that the Shorewood Board had approved an amendment to the Super Majority Bylaw, to require the affirmative vote of 60% of the outstanding shares of Common Stock for Stockholders to amend, add to, alter or repeal the Company's bylaws, effective as of January 5, 2000.

      Also, on January 5, 2000, Shorewood issued the following press release:

  SHOREWOOD PACKAGING CORPORATION AMENDS BY-LAWS TO DECREASE VOTE REQUIRED
                     FOR STOCKHOLDERS TO AMEND BY-LAWS

 NEW YORK, NY, JANUARY 5, 2000--Shorewood Packaging Corporation (NYSE:SWD) today announced that its Board of Directors has amended the Shorewood by-laws to require a 60% vote for its stockholders to amend the by-laws. The Shorewood by-laws, as amended in late November 1999, had required the vote of not less than two-thirds of Shorewood's issued and outstanding shares to amend the by-laws.

 The by-law provision being amended is the subject of pending litigation brought by Chesapeake Corporation (NYSE:CSK). Last month, Chesapeake sued Shorewood and its directors alleging that the two-thirds by-law provision was invalid. While Shorewood and its Board of Directors do not agree with Chesapeake's characterization of the by-law provision, the Shorewood Board determined to decrease the stockholder vote required for by-law amendments to enable a majority of the disinterested stockholders to amend the by-laws should they so wish. Based upon the 20% block of shares which Shorewood believes are committed to vote for Chesapeake pursuant to an agreement with an institutional holder, under the newly-amended by-law Chesapeake now needs a majority of the remaining outstanding shares to achieve the 60% threshold.

 Marc P. Shore, Chairman and Chief Executive Officer of Shorewood, stated, "The by-law change again demonstrates that the Shorewood Board is committed to acting in the best interests of the company's stockholders. In contrast to Shorewood which is pursuing strategic alternatives to enhance stockholder value, Chesapeake continues to hide behind its extensive anti-takeover defenses and refuses to act for the benefit of their stockholders by talking to Shorewood about our proposal to acquires Chesapeake for a price per share that would provide a significant premium to Chesapeake's stockholders."

 In a trial scheduled to begin on January 11, 2000, the Delaware Court is expected to hear arguments on, among other things, the issue of whether Chesapeake is an "interested stockholder," within the meaning of Section 203 of the Delaware General Corporation Law, due to the agreements and arrangements it has entered into with one of Shorewood's institutional holders. If Chesapeake is found to be an "interested stockholder" then it would be prohibited from consummating a merger with Shorewood for three years unless it received the two-thirds vote of the other stockholders. In addition, if Chesapeake is found to be an "interested stockholder," Shorewood believes this finding could jeopardize its tender offer financing.

 Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      On January 10, 2000, Shorewood issued the following press release to announce that it had retained Greenhill & Co. as financial advisor to the Special Committee of the Shorewood Board:

    SHOREWOOD PACKAGING CORPORATION ENGAGES GREENHILL & CO. AS FINANCIAL
                   ADVISOR TO SPECIAL STRATEGIC COMMITTEE

 NEW YORK, NY, JANUARY 10, 2000 - Shorewood Packaging Corporation (NYSE:SWD) today announced that its Special Strategic Committee of Independent Directors, formed to evaluate strategic alternatives which could enhance stockholder value, has engaged Greenhill & Co., LLC as its financial advisor. Earlier, the Board of Directors had selected Bear, Stearns & Co. and Jefferson Capital Group, Ltd. to serve as Shorewood's financial advisors in connection with the unsolicited proposal by Chesapeake Corporation (NYSE: CSK) to acquire Shorewood, and Bear Stearns and Jefferson Capital will continue to advise the full Board in that capacity and will also assist the full Board in its review of strategic alternatives which could enhance stockholder value.

 Shorewood Packaging Corporation is a leading value-added provider of high quality printing and paperboard packaging for the music, computer software, cosmetics and toiletries, food, home video, tobacco and general consumer markets in North America and China, with 16 plants in the United States, Canada and China.

      On January 18, 2000, Chesapeake announced that it had again extended the Chesapeake Offer, which was scheduled to expire at midnight on January 20, 2000, through midnight, New York City time, on February 18, 2000.

                           THE CONSENT PROCEDURE

      Article VI, Section 6 of the Amended By-laws establishes orderly procedures for the setting of a record date for consent solicitations.
 This section of the Amended By-laws provides that any stockholder of record of Shorewood seeking to have Shorewood's stockholders authorize or take corporate action by written consent shall, by written notice to Shorewood's Corporate Secretary, request the Shorewood Board to fix a record date. The Shorewood Board is required, within ten (10) days after the date on which such request is received, to adopt a resolution fixing the record date, which record date shall not be more than ten (10) days after the date upon which the resolution was adopted.

      On February 8, 2000, Sheffield furnished Shorewood with a letter requesting, pursuant to Article VI Section 6 of Shorewood's By-laws, that the Shorewood Board set a record date for Chesapeake's proposed Consent
 Solicitation.  On February [   ], 2000, the Shorewood Board set February [
 ], 2000 as the record date.

      Under the DGCL, unless otherwise provided in a corporation's certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

      Shorewood's Certificate of Incorporation does not prohibit stockholder action by written consent. The unrevoked consent of the holders of not less than (i) a majority of the outstanding Shares entitled to vote on the record date, once established, must be obtained within the time limits specified herein to adopt Chesapeake Proposals Nos. 2 and 4, and (ii) a majority of the outstanding Shares entitled to vote on the record date, once established, must be obtained within the time limits specified herein to adopt Chesapeake Proposals 1, 3 and 5.

      Shorewood's By-laws provide that each stockholder shall be entitled to vote each share of stock which has voting rights on the matter in question. Under Delaware law, no written consent is effective to take the action referred to therein unless, within sixty (60) days of the date of the earliest dated consent delivered, written consents signed by the holders of a sufficient number of shares required to take such action are properly
 delivered to the corporation.   Failure to consent to any of the Proposals
 and broker non-votes will have the effect of a vote against those Proposals.

      A stockholder may revoke any previously signed consent by signing, dating and returning a BLUE Consent Revocation Card included with this Consent Revocation Statement. If no direction is made on the Consent Revocation Card with respect to one or more of the Proposals, or if a stockholder marks either the "revoke consent" box or the "abstain" box on the Consent Revocation Card with respect to one or more of those Proposals, all previously executed consents with respect to such Proposals will be revoked. A consent may also be revoked by delivery of a written consent revocation to Shorewood or Chesapeake. STOCKHOLDERS ARE URGED, HOWEVER, TO DELIVER ALL CONSENT REVOCATIONS TO INNISFREE M&A INCORPORATED, THE FIRM ASSISTING SHOREWOOD IN THIS SOLICITATION, AT 501 MADISON AVENUE, 20TH FLOOR, NEW YORK, NEW YORK 10022. Shorewood requests that if a consent revocation is instead delivered to Chesapeake, a copy of the revocation also be delivered to Shorewood, c/o Innisfree M&A Incorporated, at the address set forth above, so that Shorewood will be aware of all revocations. Any consent revocation may itself be revoked at any time by signing, dating and returning to Chesapeake a subsequently dated white Consent Card sent to you by Chesapeake, or by delivery of a written revocation of such consent revocation to Shorewood or Chesapeake.

      If any shares of Common Stock that you owned on the record date were held for you in an account with a stock brokerage firm, bank nominee or other similar "street name" holder, you are not entitled to vote such shares directly, but rather must give instructions to the stock brokerage firm, bank nominee or other "street name" holder to grant or revoke consent for the shares held in your name. Accordingly, you should contact the person responsible for your account and direct him or her to execute the enclosed BLUE Consent Revocation Card on your behalf. You are urged to confirm in writing your instructions to the person responsible for your account and provide a copy of those instructions to Shorewood, c/o Innisfree M&A Incorporated, at the address set forth above, so that Shorewood will be aware of your instructions and can attempt to ensure that those instructions are followed.

      YOU HAVE THE RIGHT TO REVOKE ANY CONSENT YOU MAY HAVE PREVIOUSLY GIVEN TO CHESAPEAKE. TO DO SO, YOU NEED ONLY SIGN, DATE AND RETURN IN THE ENCLOSED POSTAGE-PAID ENVELOPE THE BLUE CONSENT REVOCATION CARD WHICH ACCOMPANIES THIS CONSENT REVOCATION STATEMENT. IF YOU DO NOT INDICATE A SPECIFIC VOTE ON THE BLUE CONSENT REVOCATION CARD WITH RESPECT TO ONE OR MORE OF THE CHESAPEAKE PROPOSALS, THE CONSENT REVOCATION CARD WILL BE USED IN ACCORDANCE WITH THE RECOMMENDATION OF THE SHOREWOOD BOARD TO REVOKE ANY CONSENT WITH RESPECT TO THE PROPOSALS.

      If you do not support the Proposals and have not signed Chesapeake's white Consent Card, you may show your opposition to those Proposals by signing, dating and returning the enclosed BLUE Consent Revocation Card. This will better enable Shorewood to keep track of how many stockholders oppose the Proposals.

      Shorewood has retained Innisfree M&A Incorporated to assist in communicating with stockholders in connection with the Chesapeake Consent Solicitation and to assist in our efforts to obtain consent revocations.
 If you have any questions about how to complete or submit your BLUE Consent Revocation Card or any other questions, Innisfree will be pleased to assist you. You may call Innisfree toll-free at (888) 750-5834. Banks and brokers should call collect at (212) 750-5833.


                          STOCKHOLDER RIGHTS PLAN

      On May 4, 1995, the Shorewood Board authorized and declared a dividend distribution of one Right for each outstanding share of Common Stock to stockholders of record at the close of business on June 14, 1995. Each Right entitles the registered holder to purchase from Shorewood a unit consisting of one one-hundredth of a share of Series B Junior Participating Preferred Stock ("Preferred Stock"), par value $10.00 per share, at a purchase price of $17.00 per unit, subject to adjustment.

      Initially, the Rights attached to all Common Stock certificates representing shares then outstanding, and no separate Rights Certificates were distributed. The Rights will separate from the Common Stock and a "Distribution Date" will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") have acquired beneficial ownership of 25% or more of the outstanding shares of Common Stock or (ii) 10 business days (or such later date as may be determined by the Shorewood Board) following the commencement of, or announcement of an intention to make, a tender offer or exchange offer that would result in the beneficial ownership by a person or a group of 25% or more of the outstanding shares of Common Stock.

      The Rights are not exercisable until the Distribution Date and will expire at the close of business on June 14, 2005, unless earlier redeemed by Shorewood as described below.

      Shares of Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the shares of Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per share of Common Stock. Each share of Preferred Stock will have 100 votes, voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Preferred Stock will be entitled to receive 100 times the amount received per share of Common Stock. These rights are protected by customary antidilution provisions.

      Because of the nature of the Preferred Stock's dividend, liquidation and voting rights, the value of the one one-hundredth interest in a share of Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of Common Stock.

      In the event that Shorewood is acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold after a person or group has become an Acquiring Person, proper provision will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, in lieu of Preferred Stock, a number of shares of Common Stock of the acquiring company at a fraction of the then-current market price for such shares. In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provision shall be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person (which will thereafter be void), will thereafter have the right to receive upon exercise, in lieu of Preferred Stock, a number of shares of Common Stock at a fraction of the then-current market price for one share of Common Stock. Based on the market price for a share of Common Stock as of the date hereof, such issuance of Common Stock would be effected at approximately one-quarter the current market price of a share of Common Stock.

      At any time after any person or group becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of Common Stock, the Shorewood Board may exchange the Rights (other than Rights owned by such person or group which will have become void), in whole or in part, at an exchange ratio of one share of Common Stock, or one one-hundredth of a share of Preferred Stock (or of a share of a class or series of Shorewood's preferred stock having equivalent rights, preferences and privileges), per Right, subject to adjustment.

      At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 25% or more of the outstanding Common Stock, the Shorewood Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time on such basis with such conditions as the Shorewood Board in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

      The terms of the Rights may be amended by the Shorewood Board without the consent of the holders of the Rights, including an amendment to lower certain thresholds described above to not less than the greater of (i) any percentage greater than the largest percentage of voting power of Shorewood then known to be beneficially owned by any person or group of affiliated or associated person (excluding certain persons affiliated with Shorewood), other than a person holding voting power of Shorewood in excess of the then-existing thresholds pursuant to the written permission of the Shorewood Board, and (ii) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

      Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Shorewood, including, without limitation, the right to vote or to receive dividends.

      The Shorewood Board adopted the Rights Agreement to assure that all of Shorewood's stockholders receive fair and equal treatment in the event of any proposed takeover of Shorewood and to guard against partial tender offers, open market accumulations and other abusive tactics to gain control of Shorewood without paying all stockholders a control premium. The Rights will cause substantial dilution to a person or group that acquires 25% or more of the Common Stock on terms not approved by the Shorewood Board. The Rights should not interfere with any merger or other business combination approved by the Shorewood Board at any time prior to the first date that a person or group has become an Acquiring Person.

      At the December 15, 1999 meeting of the Shorewood Board, the Shorewood Board resolved to delay any Distribution Date under the Rights Agreement that arises solely by the virtue of the lapse of time following the public announcement of the Chesapeake Offer, until such time as the Shorewood Board or any authorized committee thereof shall designate, by subsequent resolution fully adopted by the Shorewood Board or such committee thereof.


                             CERTAIN LITIGATION

      On December 3, 1999, Chesapeake and Sheffield commenced a lawsuit in the Court of Chancery against Shorewood and each of the members of the Shorewood Board seeking, among other things, an order (i) declaring that the Shorewood Board breached its fiduciary duties by adopting certain amendments to Shorewood's By-laws (the "By-law Amendments"), which amendments, among other things (A) require the affirmative vote of holders of two-thirds (66 2/3%) of the outstanding shares of Common Stock for the stockholders to amend, add to, alter or repeal Shorewood's By-laws or adopt new By-laws for Shorewood (the "Super Majority By-law"), (B) revise the procedure by which the Shorewood Board fixes a record date for a solicitation of written consents from Shorewood's stockholders pursuant to the Record Date By-law, (C) eliminate the ability of 20% of the stockholders to call a meeting of stockholders, (D) provide that only the Chairman and the President of Shorewood can call a meeting of the Shorewood Board, (E) provide that only the Shorewood Board can fill vacancies on the Shorewood Board between meetings of stockholders, and (F) provide that directors can be removed from the Shorewood Board only pursuant to Section 141(k) of the DGCL, (ii) declaring the Super Majority By-law and the Record Date By-law void, and enjoining the Shorewood Board from implementing the Super Majority By-law, the Record Date By-law and the By-law Amendments as a whole, (iii) declaring that failure to redeem the Rights issued pursuant to the Rights Agreement, or to render the Rights inapplicable to the Chesapeake Offer and the Proposed Chesapeake Merger or to approve the Chesapeake Offer and the Proposed Chesapeake Merger would constitute a breach of the Shorewood Board's fiduciary duties under Delaware law, (iv) invalidating the Rights or compelling the Shorewood Board to redeem the Rights or render the Rights inapplicable to the Chesapeake Offer and the Proposed Chesapeake Merger, (v) declaring that failure to approve the Chesapeake Offer and the Proposed Chesapeake Merger for purposes of Section 203 of the DGCL would constitute a breach of the Shorewood Board's fiduciary duties under Delaware law, (vi) compelling the Shorewood Board to approve the Chesapeake Offer and the Proposed Chesapeake Merger for purposes of Section 203 of the DGCL, (vii) enjoining the Shorewood Board from taking any other actions designed to impede or which have the effect of impeding the Chesapeake Offer, the Consent Solicitation or the Proposed Chesapeake Merger and declaring that any such actions would constitute a breach of the Shorewood Board's fiduciary duties under Delaware law, and
 (viii) enjoining the Shorewood Board from taking any other actions to impede, or refuse to recognize the validity of, the Consent Solicitation Statement.

      Also on December 3, 1999, Chesapeake and Sheffield commenced litigation against Shorewood in the United States District Court for the District of Delaware seeking, among other things, a declaratory judgment that Chesapeake and Sheffield have disclosed all information required by, and are otherwise in full compliance with, the Exchange Act, and any other federal securities laws, rules or regulations deemed applicable to the Chesapeake Offer and the Consent Solicitation Statement.

      On December 16, 1999, Shorewood filed an answer to Chesapeake's complaint in the Court of Chancery denying all material allegations of Chesapeake's complaint. Shorewood also filed a counterclaim seeking, among other things, an order (i) declaring that Chesapeake is an "interested stockholder" and "associate" of Shorewood within the meaning of Section 203 of the DGCL, (ii) declaring that Chesapeake will remain an "interested stockholder" and "associate" of Shorewood during the entire time period prescribed by Section 203 of the DGCL, (iii) declaring that the refusal of the Shorewood Board (as currently constituted or to be constituted in the future within the time period prescribed by Section 203 of the DGCL) to take any action rendering Section 203 of the DGCL inapplicable to the Chesapeake Offer and the Proposed Chesapeake Merger does not constitute a breach of fiduciary duty, (iv) declaring that the proposals to remove the members of the Shorewood Board found in Chesapeake's Consent Solicitation (the "Removal Proposals") are invalid under Section 141 of the DGCL, and
 (v) temporarily and permanently enjoining the plaintiffs, their affiliates and all others acting in concert with them, from taking any action in furtherance of the Removal Proposals.

      On December 16, 1999, Shorewood filed an answer and counterclaim to Chesapeake's complaint in the United States District Court for the District of Delaware seeking, among other things, an order (i) declaring that Chesapeake's and Sheffield's Schedule 14D-1 and Schedule 13D are materially false and misleading, in violation of Section 14(e) of the Exchange Act, and (ii) preliminarily and permanently enjoining Chesapeake and Sheffield from proceeding with the Chesapeake Offer in violation of Section 14(e) of the Exchange Act.

      On January 5, 2000, Chesapeake and Sheffield filed an answer to Shorewood's counterclaim in the Court of Chancery denying all material allegations of Shorewood's counterclaim. On January 7, 2000, Chesapeake and Sheffield filed an answer to Shorewood's counterclaim in the United States District Court for the District of Delaware denying all material allegations of Shorewood's counterclaim.

      On January 5, 2000, the Shorewood Board approved an amendment of the Super Majority Bylaw to require the affirmative vote of the holders of sixty percent (60%) of the outstanding Shares for Stockholders to amend, add to, alter or repeal the Company's bylaws (the "Amended Super Majority Bylaw).

      On January 11, 13 and 14, 2000, a trial was held in the Court of Chancery on certain issues, including whether (i) the Shorewood Board breached its fiduciary duties to the Company's stockholders under Delaware law by adopting the Amended Super Majority By-law; (ii) the Amended Super Majority By-law is ultra vires and void; (iii) the Company, its directors, officers, employees and agents should be enjoined from relying on, implementing, applying or enforcing the Amended Super Majority By-law; (iv) Chesapeake is an interested stockholders under Section 203 and (v) the Removal Proposals violate Section 141.

      On February 7, 2000, the Court of Chancery issued a memorandum opinion in the litigation between Shorewood and Chesapeake. The Court of Chancery enjoined Shorewood's Amended Super Majority By-law. The Court of Chancery rejected Shorewood's claims that Delaware law prohibits stockholders from voting to eliminate Shorewood's classified board structure and subsequently seating a new board. In addition, the Court of Chancery ruled that Chesapeake was not an "interested stockholder" under Section 203 of the Delaware General Corporation Law. Shorewood is presently studying the Court of Chancery's decision and is considering whether to appeal the decision.


                             INFORMATION ABOUT
                    THE BOARD OF DIRECTORS OF SHOREWOOD

      The names of the current members of the Shorewood Board, their ages and certain biographical information about each of them are set forth below.

 Name                                        Age              Director Since
 ----                                        ---              --------------

 Marc P. Shore . . . . . . . . . . . . . .   45                1982
 Howard M. Liebman . . . . . . . . . . . .   57                1996
 Sharon R. Fairley . . . . . . . . . . . .   39                1999
 Leonard J. Verebay  . . . . . . . . . . .   56                1999
 William P. Weidner  . . . . . . . . . . .   54                1993
 R. Timothy O'Donnell  . . . . . . . . . .   44                1991
 Kevin J. Bannon . . . . . . . . . . . . .   47                1992
 Andrew N. Shore . . . . . . . . . . . . .   47                1999
 Virginia A. Kamsky  . . . . . . . . . . .   46                1999

 Marc P. Shore

      Marc P. Shore was elected Chairman of the Shorewood Board and Chief Executive Officer of Shorewood in January 1996 following the passing of his father, Paul B. Shore, the founder of Shorewood. He served as the President of Shorewood from October 1991 until the election of Howard M. Liebman as President in June 1999. Mr. Shore has been employed by Shorewood in various executive capacities since 1982.

 Howard M. Liebman

      Howard M. Liebman joined Shorewood as Executive Vice President and Chief Financial Officer in June 1994. He was elected as a director of Shorewood in January 1996, and was elected as President of Shorewood in June 1999. Mr. Liebman is a Certified Public Accountant.

 Sharon R. Fairley

      Sharon R. Fairley has been employed by Pharmacia & UpJohn since 1998 as Director of Direct to Consumer Communications with responsibility for consumer promotion of pharmaceutical products on a global basis. Prior to joining Pharmacia & UpJohn, Ms. Fairley was Senior Vice President of the Senior Network, Inc. overseeing Shorewood's consumer goods marketing consulting practice. She served in that capacity from June 1995 to August 1998. From February 1993 through June 1995, Ms. Fairley was senior vice president at the DMB&B advertising agency.

 Leonard J. Verebay

      Leonard J. Verebay joined Shorewood as Executive Vice President in October 1998 following the Queens Transaction. He was elected as a Class III Director in February 1999. Mr. Verebay served as the President of Queens, a manufacturer of value added packaging for the music, multimedia and consumer product industries, at the time of its acquisition by Shorewood. Mr. Verebay had held such positions since 1979. Mr. Verebay was elected to the Shorewood Board pursuant to a right granted to Messrs. Leonard J. Verebay and Eric Kaltman under a certain Stockholders' and Registration Rights Agreement dated October 30, 1998 (the "Stockholders' Agreement") to designate one member of the Shorewood Board. Upon the expiration of Mr. Verebay's term, if either Mr. Verebay or Mr. Kaltman (i) holds at least 400,000 shares of Common Stock (subject to adjustment for stock splits and like events) and (ii) is then either employed by Shorewood or subject to a then effective non-competition restriction, that person will be entitled to be included in management's slate of nominees for election to the Shorewood Board at the next meeting. If both of them are so qualified, they shall jointly designate one of them to so serve. Further, under the terms of the Stockholders' Agreement, for so long as Messrs. Verebay and Kaltman own in the aggregate at least 800,000 shares of Common Stock (subject to adjustment for stock splits and like events), whichever one of Messrs. Verebay and Kaltman is not then serving on the Shorewood Board will, provided he meets certain qualification requirements, be entitled to participate in the Shorewood Board meetings as an observer, subject to certain limitations regarding confidentiality. These provisions terminate under various circumstances, including the occurrence of certain types of capital events and "change of control" transactions, as defined in the Agreement.

 William P. Weidner

      William P. Weidner is the President and Chief Operating Officer of Las Vegas Sands, Inc., a developer of hotel and casino properties based in Las Vegas, Nevada. He assumed that position in December 1995. From 1985 until December 1995, he served as the President and Chief Operating Officer of Pratt Hotel Corporation, a worldwide operator and developer of casino and resort properties. He also served as the President of Hollywood Casino-Aurora, Inc., an operator of river boat casinos, from 1992 until December 1995.

 R. Timothy O'Donnell

      R. Timothy O'Donnell is the President of Jefferson Capital, an investment banking firm located in Richmond, Virginia. He has served in that capacity since August 1989. Previously he served as First Vice President in charge of Leisure and Entertainment Corporate Finance at PaineWebber. He is on the Board of Directors of Global Trade Technologies, MicroMass Communications Inc., The Hobart West Group and The University of Virginia's Health Medical Services Board.

 Kevin J. Bannon

      Kevin J. Bannon is an Executive Vice President and Chief Investment Officer of the Asset Management Sector of The Bank of New York. From April 1979 to the present date, Mr. Bannon has held various management positions with The Bank of New York. He is a Chartered Financial Analyst.

 Andrew N. Shore

      Andrew N. Shore joined Shorewood as General Counsel in June 1996. Mr. Shore was elected Secretary of Shorewood in August 1996 and was appointed a Vice President of Shorewood in November 1996. Prior to joining Shorewood, Mr. Shore practiced law in Los Angeles, California, concentrating in the areas of real estate finance and commercial law. For a period of two years prior to joining Shorewood, Mr. Shore provided legal services to Shorewood. Prior to engaging in private law practice, Mr. Shore served as general counsel of DeAnza Group, Inc., a real estate investment firm. Andrew N. Shore is the brother of Marc P. Shore, Shorewood's Chief Executive Officer and Chairman of the Shorewood Board.
 `
 Virginia A. Kamsky

      Virginia A. Kamsky is the Founder, Chief Executive Officer and Chairman of Kamsky Associates, Inc. ("KAI"), a consulting firm, with offices in both the United States and Beijing, China, which provides advisory services to corporate clients in connection with commercial dealings in China and the Far East. She has served in those capacities since 1980. Ms. Kamsky serves on the Board of Directors and Compensation Committee of Sealed Air Corporation.

 BOARD MEETINGS AND COMMITTEES

      During the fiscal year ended May 1, 1999 ("fiscal year 1999"), the Shorewood Board held five meetings, two of which were held by telephone conference call, and the Compensation and Stock Option Committee (the "Compensation Committee") held one meeting. In July 1999, the Audit Committee held a meeting in respect of fiscal year 1999. During fiscal year 1999, each of the directors attended at least 75% of the aggregate of
 (1) the total number of meetings of the Shorewood Board (held during the period that such director served) and (2) the total number of meetings held by all committees of the Shorewood Board on which such director served (during the period that he served). Shorewood's directors discharge their responsibilities throughout the year, not only at the Shorewood Board's and committee meetings, but also through personal meetings and other communications, including telephone contacts with the Chairman and others.

      Shorewood has an Executive Committee which is currently composed of Marc P. Shore, Howard M. Liebman and Kevin J. Bannon. The Executive Committee has the responsibility, between meetings of the Shorewood Board, to take all actions with respect to the management of Shorewood's business that require action by the Shorewood Board, except for certain specified matters that by law must be approved by the entire Shorewood Board. The Executive Committee also coordinates and implements financial and other policies and reviews the status of all operational activities.

      In addition, Shorewood has an Audit Committee which is currently composed of William P. Weidner, R. Timothy O'Donnell and Virginia A. Kamsky, each of whom is not an officer or employee of Shorewood or its subsidiaries. The Audit Committee has the responsibility of recommending Shorewood's outside auditors, reviewing the scope and results of audits, and examining procedures for ensuring compliance with Shorewood's policies on conflicts of interest.

      The Compensation Committee currently consists of William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. In addition, during fiscal year 1999, Melvin L. Braun served as an alternate member with respect to any matter in connection with which a regular member is by statute or regulation deemed not to be disinterested. No member or alternate member of the Compensation Committee is a current or former officer or employee of Shorewood or any of its subsidiaries. The Compensation Committee works closely with the Shorewood Board in establishing and implementing Shorewood's compensation policies and practices. Additionally, it administers Shorewood's bonus and other compensation programs and Shorewood's Incentive Programs under which employees of Shorewood are eligible to receive stock options, restricted stock and other benefits.

      Shorewood does not have a nominating committee.

 DIRECTOR COMPENSATION

      During the fiscal year ended May 1, 1999, each director who was not an officer or an employee of Shorewood (an "Outside Director") received a director's fee of $8,000 per annum plus $2,000 for attendance at each meeting of the Shorewood Board and $1,000 for attendance at each meeting of a committee of the Shorewood Board, ordinarily excluding Shorewood Board or committee meetings held by telephone conference call. All directors of Shorewood are also reimbursed for expenses. Under the 1993 Incentive Program (the "1993 Program"), as amended in fiscal year 1997, the full Shorewood Board, in its discretion, is authorized to grant to each Outside Director options to purchase shares of Common Stock, at option prices equal to the fair market value of Common Stock on the date of grant. In June 1999, each Outside Director received an option to purchase 4,000 shares of Common Stock pursuant to the 1993 Program on account of services in 1999. The vesting of the options and certain other terms of the options are determined by the full Shorewood Board in its discretion. Typically, the terms of the options provide that the options are exercisable in full immediately upon the death of the grantee or retirement from the Shorewood Board by reason of disability or upon a "change of control" of Shorewood (as defined in the 1993 Program). Any unexercised options shall terminate upon the expiration of ten years from the date of grant or, if sooner, two years after the termination of a director for any reason other than cause. If a director is removed for cause, all director options immediately terminate.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      The Compensation Committee currently consists of Messrs. William P. Weidner, Kevin J. Bannon and R. Timothy O'Donnell. During fiscal year 1999, Melvin L. Braun served as an alternate member of the Compensation Committee. No member of Shorewood's Compensation Committee is a current or former officer or employee of Shorewood or any of its subsidiaries. There are no compensation committee interlocks between Shorewood and any other entities involving any of the executive officers or directors of such other entities.

      Jefferson Capital, of which R. Timothy O'Donnell is the President and a principal stockholder, has served as an investment advisor to Shorewood on various matters, including, but not limited to, the Chesapeake Offer. Additional information concerning Jefferson Capital and its relationship with Shorewood is set forth in Annex B.

      The Bank of New York, of which Kevin J. Bannon is an Executive Vice President, is a participant in Shorewood's lending syndicate. The aggregate amount of The Bank of New York's participation in Shorewood's outstanding borrowings pursuant to credit facilities as at the end of fiscal year 1999 was approximately $25,039,500. The Bank of New York also acts as Shorewood's transfer agent.

 CERTAIN TRANSACTIONS

      On June 20, 1985, Marc P. Shore, Kenneth Rosenblum and Charles Kreussling each entered into a non-competition agreement with Shorewood. Each non-competition agreement was entered into as a result of an investment by Shorewood International, Inc. in Shorewood and was further to a stock purchase and redemption agreement between Shorewood and each of Messrs. Shore, Rosenblum and Kreussling. The non-competition agreements restrict each of Messrs. Shore, Rosenblum and Kreussling from competing with Shorewood for five years from the date of their termination of employment with Shorewood; provided that, however, nothing prevents any of them from owning up to 2% of the outstanding stock of any corporation whose shares are publicly traded on a regular basis.

      In May 1995, Shorewood loaned $2.0 million to Marc P. Shore, the Chairman and Chief Executive Officer of Shorewood. The loan is due on May 4, 2000 and bears interest payable quarterly at the Applicable Federal Rate, as defined, adjusted monthly. Mandatory prepayments of the loan are required if Mr. Shore's compensation exceeds certain specified thresholds. The Compensation Committee waived the required prepayment for 1999. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1999 was $2.0 million.

      There is a stock option agreement (the "Option Agreement"), dated April 17, 1997, between Shorewood and Marc P. Shore, pursuant to which Mr. Shore was granted non-qualified stock options to purchase 225,000 Shares (the "Option Shares") at an exercise price of $12.08 per Share. The exercise period is ten years from the date of the grant. The Option Agreement provides that at any time prior to the tenth anniversary of the grant, Mr. Shore shall have the right to have Shorewood prepare and file a registration statement (and any other necessary documents) with the SEC to comply with the provisions of the Securities Act of 1933, as amended (the "Securities Act"), so as to permit a public sale of the Option Shares (unless to do so would interfere with another material transaction by Shorewood). Furthermore, if at any time Shorewood proposes to register any Shares (with some exceptions as detailed in the Option Agreement) under the Securities Act for sale to the public in an underwritten offering, it will at each such time give written notice to Mr. Shore and, upon Mr. Shore's request within 30 calendar days, Shorewood will use its best efforts to effect the registration of the Option Shares for which the request was made.

      In May 1997, Shorewood guaranteed a portion of an $8.5 million loan made by The Chase Manhattan Bank to Marc P. Shore in connection with his purchase of certain real estate. As a result of provisions in the related agreement and payments made by Mr. Shore, the guaranty was terminated in September 1998.

      Bryan Shore Resnick, the sister of Marc P. Shore and Andrew N. Shore, is a travel agent with Reliable Travel, a travel agency which provides travel services to Shorewood. Based upon information provided to Shorewood by Reliable Travel, in fiscal year 1999, Reliable Travel earned approximately $182,500 in commissions, of which approximately $89,500 was paid to Bryan Shore Resnick. Such commissions were earned in the ordinary course of business and, to the best knowledge of Shorewood, the services performed were at terms no less favorable to Shorewood than had the services been provided by an unrelated third party.

      In April 1998, Shorewood loaned $630,000 to Howard M. Liebman, the President and Chief Financial Officer of Shorewood, in connection with his purchase of a new residence. The loan is evidenced by a note which is secured by a first priority mortgage on the property. Shorewood's interest in the mortgage is insured by a title insurance company. The loan bears interest at the rate of 6.5% per annum. Interest is payable annually on August 1 of each year commencing August 1, 1999. The final payment of principal and interest is due August 1, 2013. In addition, Shorewood may accelerate repayment of the loan in the event Mr. Liebman sells the property prior to maturity or ceases to be employed by Shorewood. The aggregate principal amount outstanding under this loan as at the end of fiscal year 1999 was $630,000.

      Effective June 23, 1999, Shorewood loaned $341,145 to Howard M. Liebman in connection with his exercise of stock options to purchase 29,241 Shares. Mr. Liebman paid the equivalent of $358,857 with Shares already owned by him as the purchase price for 30,759 Shares. Effective July 26, 1999, Shorewood loaned an additional $316,376 to Mr. Liebman in connection with his exercise of stock options to purchase 26,736 Shares. Both loans bear interest at the rate of 6.5% per annum, commencing as of the respective effective dates of the loans. The principal amounts of and accrued interest on the loans are due and payable October 2, 2000. The loans are collateralized by a pledge of 55,977 Shares.

      Effective July 26, 1999 Shorewood loaned $527,316 to Marc P. Shore in connection with his exercise of stock options to purchase 44,562 Shares. The loan bears interest at the rate of 6.5% per annum, commencing as of the effective date of the loan. The principal amount of and accrued interest on the loan is due and payable October 2, 2000. The loan is collateralized by a pledge of 44,562 Shares. During fiscal year 2000, Shorewood advanced to Mr. Shore approximately $2.6 million. These advances were repaid in December 1999, including interest at an annual rate of 6.71%.

      There is a stockholder's and registration rights agreement (the "Stockholder's Agreement"), dated October 30, 1998, between Shorewood and Messrs. Verebay and Kaltman. The Stockholder's Agreement relates to the aggregate of 1,000,000 Shares issued to Messrs. Verebay and Kaltman pursuant to a purchase and sale agreement with Shorewood. The shares received are "restricted securities" under the Securities Act and may be resold without registration only under limited circumstances. There can be no sale, gift or encumbrance of the shares from the date of the Stockholder's Agreement until the second anniversary of the closing date (the "Restricted Period") other than with the Shorewood Board's consent or according to the terms of the agreement. Otherwise, each stockholder shall have full rights as a stockholder, including voting and dividend rights.

      Messrs. Verebay and Kaltman may, at any time after the expiration of the Restricted Period, give Shorewood a written demand for the registration of the unregistered securities held by the stockholder which are not eligible for distribution under Securities Act Rule 144(k) or otherwise under Rule 144. Shorewood shall give written notice to both stockholders under the Stockholder's Agreement and they shall have 30 days to deliver a notice to Shorewood demanding registration of the securities. Shorewood shall then file, within 60 days of receipt of the demand, the appropriate documents with the SEC to effect the registration of the securities. Furthermore, if Shorewood proposes to register securities for its own account, Shorewood shall include in its proposed registration, all registrable securities held by a stockholder if requested by the stockholder within ten days of receipt of notice by Shorewood.

      The Stockholder's Agreement also provides that Messrs. Verebay and Kaltman may designate one member of the Shorewood Board. Upon the expiration of Mr. Verebay's term, if either Mr. Verebay or Mr. Kaltman (i) holds at least 400,000 Shares (subject to adjustment for stock splits and like events) and (ii) is then either employed by Shorewood or subject to a then effective non-competition restriction, that person will be entitled to be included in management's slate of nominees for election to the Shorewood Board at the next meeting. If both of them are so qualified, they shall jointly designate one of them to so serve. Further, under the terms of the Stockholder's Agreement, for so long as Messrs. Verebay and Kaltman own in the aggregate at least 800,000 Shares (subject to adjustment for stock splits and like events), whichever one of Messrs. Verebay and Kaltman is not then serving on the Shorewood Board will, provided he meets certain qualification requirements, be entitled to participate in Shorewood Board meetings as an observer, subject to certain limitations regarding confidentiality. These provisions terminate under various circumstances, including the occurrence of certain types of "capital events" and "change of control" transactions, as defined in the Stockholder's Agreement.


                      EXECUTIVE OFFICERS OF SHOREWOOD

      The names of the executive officers who are not also directors of Shorewood, their ages and certain information about them are set forth below:


                                                 POSITIONS AND OFFICES                PRINCIPAL OCCUPATIONS AND
NAME                               AGE               WITH SHOREWOOD                 EMPLOYMENT DURING PAST 5 YEARS
-----------------------------    --------   --------------------------------   -------------------------------------

Charles Kreussling...........       70      Executive Vice President -         Mr. Kreussling has been employed by
                                            Manufacturing                      Shorewood since its inception in 1966 and
                                                                               has been an Executive Vice President of
                                                                               Shorewood since 1979.  Mr. Kreussling is
                                                                               responsible for Shorewood's overall
                                                                               manufacturing and plant administration.

Kenneth M.  Rosenblum........       56      Senior Vice President -            Mr. Rosenblum joined Shorewood in 1969
                                            Sales, Home Entertainment          as an account executive for the music
                                                                               industry.  From 1970 until 1993, Mr.
                                                                               Rosenblum served as Vice President -
                                                                               Sales of Shorewood.  In 1993, he was
                                                                               promoted to Senior Vice President - Sales,
                                                                               Home Entertainment, and he is presently
                                                                               responsible for the video and computer
                                                                               software markets.  Mr. Rosenblum became
                                                                               an executive officer in 1988.

William H.  Hogan............       40      Senior Vice President -            Mr. Hogan joined Shorewood as Corpo-
                                            Finance                            rate Controller in June 1995.  He was
                                                                               elected Vice President - Finance of
                                                                               Shorewood in October 1996 and was
                                                                               promoted to Senior Vice President - Fi
                                                                               nance of Shorewood in June 1999. Mr.
                                                                               Hogan, a Certified Public Accountant, was
                                                                               a senior manager with the accounting firm
                                                                               of Grant Thornton, LLP, from 1994 to
                                                                               1995. From 1981 until 1994, Mr. Hogan was
                                                                               employed by the accounting firm of
                                                                               Deloitte & Touche LLP, where he was
                                                                               actively involved in servicing Shorewood.
                                                                               He was a senior manager with Deloitte &
                                                                               Touche LLP from 1989 until 1994.

Eric Kaltman.................       56      Executive Vice President           Mr. Kaltman joined Shorewood as Executive
                                                                               Vice President in October 1998 following
                                                                               the closing of the Queens Transaction.
                                                                               Mr. Kaltman was serving as Vice President
                                                                               and Chief Executive Officer of Queens at
                                                                               the time of its acquisition by Shorewood.
                                                                               He held various managerial positions at
                                                                               Queens for more than five years.


EXECUTIVE OFFICER COMPENSATION

         Summary information with respect to the compensation of Shorewood's chief executive officer and certain other executive officers is set forth in Annex A.


                             SECURITY OWNERSHIP

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS

         According to information furnished to Shorewood as of December 10, 1999, the directors of Shorewood, Shorewood's "named executive officers" (the "Named Executive Officers") within the meaning of Item 402(a)(3) of Regulation S-K, and all directors and executive officers as a group, beneficially owned shares of Common Stock of Shorewood as set forth below. Beneficial ownership has been determined for purposes herein in accordance with Rule 13d-3 of the Exchange Act under which a person is deemed to be the beneficial owner of securities if such person has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership within 60 days of December 10, 1999.


                                              NUMBER OF COMMON SHARES   APPROXIMATE PERCENTAGE OF
                  NAME                         AND SHARE EQUIVALENTS    OUTSTANDING COMMON SHARES
----------------------------------------    -------------------------  --------------------------
Marc P. Shore(1)........................           4,750,485                   17.38%
Leonard J. Verebay(2)...................            500,180                     1.83%
Charles Kreussling(3)...................            322,377                     1.18%
R. Timothy O'Donnell(4).................            326,118                     1.19%
Howard M. Liebman(5)....................            233,269                      (6)
Kenneth M. Rosenblum(7).................            124,629                      (6)
William P. Weidner(8)...................             57,000                      (6)
Kevin J. Bannon(9)......................             33,000                      (6)
Virginia A. Kamsky......................             4,500                       (6)
Andrew N. Shore(10).....................            169,052                      (6)
William H. Hogan(11)...................              30,500                      (6)
Sharon R. Fairley.......................               0                         (6)
All directors and executive officers
as a group (12 persons)(12)(13).........           6,551,110                   23.88%

------------

(1)      See "Security Ownership of Other Beneficial Owners-Footnote (1)."

(2)      Includes 500,000 Shares held in grantor retained annuity trust.
         Under the terms of the Stockholders' Agreement, these shares are subject to contractual restrictions on transfer until October 30, 2000, with limited exceptions for certain types of inter-family, estate planning and affiliate transactions. These restrictions terminate in various circumstances, including the occurrence of certain types of capital events and "change of control" transaction.

(3) Includes 90,000 shares owned by Charles Kreussling's wife, as to which Mr. Kreussling disclaims beneficial ownership. The table does not include 750 shares owned by one of Mr. Kreussling's adult children who shares the same household.

(4) Includes: (i) 450 Shares owned by Mr. O'Donnell's wife as custodian for their three minor children; (ii) 22,231 Shares owned by Jefferson Capital (of which Mr. O'Donnell is the President and a principal stockholder); (iii) 87,500 Shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of warrants granted to Jefferson Capital and (iv) 18,000 shares which could be acquired on or within 60 days after December 10, 1999 upon the exercise of director options granted to Mr. O'Donnell under Shorewood's Incentive Plans.

(5) Includes: (i) 67,432 Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon the exercise of stock options granted under Shorewood's Incentive Plans; (ii) 79,101 shares of restricted stock awarded under Shorewood's Long-Term
         Incentive Program ("LTIP") , all of which are subject to forfeiture and (iii) 55,977 Shares that are held by Shorewood as collateral for a $657,521 loan in connection with the exercise of options.

(6)      Less than 1% of the outstanding Shares.

(7) Includes: (i) 35,347 Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon the exercise of stock options granted under Shorewood's Incentive Plans; and (ii) 5,178 shares of restricted stock awarded under the LTIP, all of which are subject to forfeiture.

(8) Includes: (i) 18,000 Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon the exercise of director options granted under Shorewood's Incentive Plans and
         (ii) 39,000 Shares owned by William P. Weidner's wife, as to which Mr. Weidner disclaims beneficial ownership.

(9)      Includes 18,000 Shares which could be acquired on or within sixty
         (60) days after December 10, 1999 upon the exercise of director options granted under Shorewood's Incentive Plans.

(10) Includes: (i) 5,000 Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon exercise of stock options granted under Shorewood's Incentive Plans; (ii) 6,000 shares of restricted stock awarded under the LTIP, all of which are subject to forfeiture; and (iii) 650 Shares owned by Andrew N.
         Shore's wife, as to which Mr. Shore disclaims beneficial ownership.

(11) Includes: (i) 9,000 Shares of restricted stock awarded under the LTIP, all of which are subject to forfeiture and (ii) 21,500
         Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon the exercise of director options granted under Shorewood's Incentive Plans.

(12) The total number of directors and executive officers of Shorewood includes two executive officers who were not included in the above table.

(13) Includes 695,181 Shares subject to stock options or warrants which could be acquired on or within sixty (60) days after December 10, 1999 and 184,929 shares of restricted stock awarded pursuant to the LTIP, all of which are subject to forfeiture. Does not include the shares held by Messrs. Melvin L. Braun and Floyd G. Glinert, who, until recently, were directors of Shorewood. Where more than one person is deemed to be a beneficial owner of any particular shares, such Shares have been counted toward the total listed only once.

SECURITY OWNERSHIP OF OTHER BENEFICIAL OWNERS

         The following table sets forth information with respect to the persons known to Shorewood to beneficially own more than five percent (5%) of the Shares, as of December 10, 1999:



           NAME AND ADDRESS OF                       AMOUNT AND NATURE OF
            BENEFICIAL OWNER                         BENEFICIAL OWNERSHIP           PERCENTAGE OF CLASS
------------------------------------------       -----------------------------    ---------------------------

Marc P. Shore(1).........................                 4,750,485                      17.38%
c/o Shorewood Packaging Corporation
277 Park Avenue
New York, New York 10172-0124

Ariel Capital Management, Inc.(2)................         5,615,882                      20.54%
307 North Michigan Avenue
Chicago, Illinois 60601

Chesapeake Corporation (3).......................         4,106,440                      15.02%
1021 East Cary Street
Richmond, Virginia 23218-2350

Brinson Partners, Inc.(4)........................         1,548,722                       5.66%
209 South LaSalle
Chicago, Illinois 60604-1295

T. Rowe Price Associates, Inc. (5)...............         1,421,500                       5.20%
100 E. Pratt Street
Baltimore, Maryland 21202

------------

(1)      Marc P. Shore is the Chairman and Chief Executive Officer of Shorewood.

         The Shares reflected include: (1) 1,007,687 Shares owned outright by Marc P. Shore, of which (a) 85,650 Shares are restricted shares awarded pursuant to the LTIP and are subject to forfeiture and (b)
         44,562 Shares are held by Shorewood as collateral for a $527,316 loan in connection with the exercise of options; (2) 348,478
         Shares which could be acquired on or within sixty (60) days after December 10, 1999 upon the exercise of stock options granted under Shorewood's incentive and stock option plans (collectively, the "Incentive Plans"); (3) 586,062 Shares held by a marital trust created under the will of Paul B. Shore for the benefit of his wife (the "Marital Trust") (see discussion below); (4) 2,700,000
         Shares held by the Shore Family Partnership, L.P., a California limited partnership (the "Family Partnership") (see discussion below); and (5) 108,258 Shares held by a marital trust created for the benefit of the wife of Paul B. Shore.

         The Marital Trusts are testamentary trusts for the benefit of Paul
         B. Shore's wife created under the terms of his will. By the terms of the will, Marc P. Shore has sole voting power with respect to all Shares owned by the Marital Trust. Dispositive power over these Shares is shared with the co-trustees. The Marital Trust also held 3,900 Shares as of December 1, 1999. Marc P. Shore disclaims beneficial ownership with respect to 3,900 of such Shares.

         The Family Partnership is an investment partnership for the benefit of Marc P. Shore and the other children of Paul B. Shore and Ellen Shore. The Family Partnership terminates on January 1,
         2030, subject to earlier termination by operation of law or under the terms of the Limited Partnership Agreement. By virtue of his control over the Shore Family LLC, which is the sole general partner of the Family Partnership, Marc P. Shore has effective decision-making power with respect to all Shares owned by the Family Partnership. The Family Partnership owned 2,700,000 Shares as of December 10, 1999. Marc P. Shore disclaims beneficial ownership as to 2,459,970 of such Shares.

(2)      Represents shares held by investment advisory clients of Ariel. On
         November 26, 1999, Chesapeake entered into the Purchase Agreement with Ariel pursuant to which Chesapeake agreed to purchase
         4,106,440 shares of Shorewood Common Stock (the "Purchased
         Shares"), or approximately 14.9% of Shorewood's outstanding shares, at a purchase price of $17.25 per share. Pursuant to the Purchase Agreement, Ariel agreed to use its best efforts to exercise its discretionary authority to cause its clients (i) to tender the Purchased Shares in the Chesapeake Offer and (ii) to execute written consents in the form solicited by Chesapeake in the Consent Solicitation. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Ariel.

(3) See (2) above. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Chesapeake.

(4) Represents Shares held in managed discretionary accounts for advisory clients which are advised by Brinson Partners, Inc.
         and/or its parent, UBS AG, Inc. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by Brinson Partners, Inc.

(5) Represents Shares held in managed discretionary accounts for advisory clients which are advised by T. Rowe Price Associates, Inc. This information is based solely upon the contents of filings made pursuant to Section 13 of the Exchange Act by T. Rowe Price
         Associates, Inc.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Exchange Act requires Shorewood's executive officers and directors, and persons who own more than ten percent of the Common Stock of Shorewood to file reports of ownership and changes in ownership with the SEC and the exchange on which the Common Stock is listed for trading. Executive officers, directors and more than ten percent stockholders are required by regulations promulgated under the Exchange Act to furnish Shorewood with copies of all Section 16(a) reports filed. Based solely on Shorewood's review of copies of the Section 16(a) reports filed for the fiscal year 1999, Shorewood believes that all reporting requirements applicable to its executive officers, directors, and more than ten percent stockholders were complied with for the fiscal year 1999, except that (i) Jefferson Capital, of which R. Timothy O'Donnell, a member of the Shorewood Board, is the President and a principal stockholder, failed to timely file a report in respect of the grant by Shorewood to Jefferson Capital of a warrant to purchase 50,000 shares of Common Stock in October 1998, (ii) Marc P. Shore failed to timely file a report in respect of distributions by the Estate of Paul B. Shore (the "Estate") under Paul
B. Shore's will of an aggregate of 11,700 shares of Common Stock in December 1998, and (iii) Andrew N. Shore failed to timely file a report in respect of the transfer of 650 shares of Common Stock by the Estate to Mr. Shore's wife in December 1998.

                    SOLICITATION OF CONSENT REVOCATIONS

         Consent revocations may be solicited by mail, telephone, facsimile transmission or other electronic media and in person. Solicitation of consent revocations may be made by directors, officers and regular employees of Shorewood for which they will receive no additional compensa tion.

         In addition, Shorewood has retained Innisfree to assist in the solicitation of the consent revocations, for which Innisfree will receive a fee of $300,000 plus reasonable out-of-pocket expenses. Shorewood has also agreed to indemnify Innisfree for certain liabilities in connection with this solicitation. Approximately 100 persons will be employed by Innisfree to solicit stockholders.

         Banks, brokers, custodians, nominees and fiduciaries will be requested to forward solicitation material to beneficial owners of shares of Shorewood common stock. Shorewood will reimburse banks, brokers, custodians, nominees and fiduciaries for their reasonable expenses for sending solicitation material to the beneficial owners.

         The entire cost of soliciting the consent revocations, including, without limitation, costs, if any, relating to advertising, printing, fees of attorneys, financial advisors, proxy solicitors, accountants, public relations, transportation, litigation and related expenses and filing fees, will be borne by Shorewood. Shorewood estimates that total expenditures relating to the Shorewood Board's solicitation of the consent revocations will be approximately $850,000. Such costs do not include the amount normally expended for a solicitation for an uncontested election of directors or costs represented by salaries and wages of regular employees and officers. Nor do such costs include the fees payable to Bear Stearns, Greenhill or Jefferson Capital which fees are described in Annex B hereto. To date, no fees have been paid by Shorewood in connection with its solicitation of revocations of consents.

                        ABSENCE OF APPRAISAL RIGHTS

         Under Delaware law, the stockholders of Shorewood are not entitled to appraisal rights in connection with the solicitation of consents with respect to the Proposals.

                      PARTICIPANTS IN THE SOLICITATION

         Under applicable regulations of the SEC, each member of the Shorewood Board, certain executive officers and other employees of Shorewood and certain other persons may be deemed to be a "participant" as defined in the instructions to Item 4 of Schedule 14A promulgated under the Exchange Act in Shorewood's solicitation of revocations of consent. The principal occupations and business addresses of each such person are set forth in Annex B. Information about the present ownership by directors and certain executive officers of Shorewood Common Stock is provided in this Consent Revocation Statement and the present ownership of Shorewood's Common Stock by other persons who may be deemed to be participants is listed on Annex B.

                           STOCKHOLDER PROPOSALS

         If a stockholder intends to present a proposal at Shorewood's 2000 Annual Meeting of Stockholders and seeks to have the proposal included in Shorewood's proxy statement and form of proxy relating to that meeting, pursuant to Rule 14a-8 of the Exchange Act, the proposal must be received by Shorewood no later than the close of business on April 29, 2000. Any such proposal must also comply with the other requirements of the proxy solicitation rules of the SEC. Any proposals, as well as any related questions, should be directed to the Secretary of Shorewood. In order for stockholder proposals which are made outside of Rule 14a-8 under the Exchange Act to be considered "timely" within the meaning of Rule 14a-4(c) under the Exchange Act, such proposals must be received by Shorewood at its principal executive offices by July 12, 2000. The Amended By-laws require that proposals made outside of Rule 14a-8 under the Exchange Act must be submitted, in accordance with the requirements of the Amended By-laws, not later than July 12, 2000 and not earlier than June 12, 2000.

                                            SHOREWOOD PACKAGING CORPORATION

February [  ], 2000

                                 IMPORTANT

1. If your shares are registered in your name, please sign, date and mail the enclosed BLUE Consent Revocation Card to Innisfree in the postage-paid envelope provided.

2. If you have previously signed and returned a white consent card to Chesapeake, you have every right to change your vote. Only your latest dated card will count. You may revoke any white consent card already sent to Chesapeake by signing, dating and mailing the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided.

3. If your shares are held in the name of a brokerage firm, bank nominee or other institution, only it can sign a BLUE Consent Revocation Card with respect to your shares and only after receiving your specific instructions. Accordingly, please sign, date and mail the enclosed BLUE Consent Revocation Card in the postage-paid envelope provided. To ensure that your shares are voted, you should also contact the person responsible for your account and give instructions for a BLUE Consent Revocation Card to be issued representing your shares.

4. After signing the enclosed BLUE Consent Revocation Card, do not sign or return the white consent card. Do not even use
         Chesapeake's white consent card to indicate your opposition to the Chesapeake Proposals.

         If you have any questions above giving your revocation of consent or require assistance, please call:

                         INNISFREE M&A INCORPORATED
                       501 MADISON AVENUE, 20TH FLOOR
                          NEW YORK, NEW YORK 10022
                       CALL TOLL FREE: (888) 750-5834
                BANKS & BROKERS CALL COLLECT: (212) 750-5833


                                                                    ANNEX A

                           EXECUTIVE COMPENSATION

         The following summary compensation table sets forth certain information concerning the compensation of the Named Executive Officers for each of the three fiscal years during the period ended May 1, 1999.



                                               SUMMARY COMPENSATION TABLE


                                                      ANNUAL                     LONG TERM
                                                  COMPENSATION(1)           COMPENSATION AWARDS
                                              -----------------------    --------------------------
                                                                          RESTRICTED    OPTIONS TO   ALL OTHER
                                                                            STOCK        PURCHASE     COMPEN-
NAME AND PRINCIPAL POSI-                        SALARY                      AWARDS      SHARES (4)   SATIONS(5)
TION                               YEAR*          ($)      BONUS ($)       ($) (3)         (#)         ($)
------------------------           -----          ---      ---------      ---------     ---------    ----------

Marc P. Shore................. Fiscal 1999        800,000   1,093,000         825,000       350,000    149,625
  Chairman of the Board,       Fiscal 1998        800,000     302,000               -             -    149,125(6)
  Chief Executive Officer      Fiscal 1997        815,385     450,000(2)            -       269,565    155,520(6)

Howard M. Liebman............. Fiscal 1999        450,000     150,000         481,250       150,000    107,875(7)  (8)
  Executive Vice President,    Fiscal 1998        325,000     100,000         497,490             -    214,970(7)  (8)
  Chief Financial Officer      Fiscal 1997        331,250     100,000               -        26,737    142,043(7)  (8)
  and Director

Floyd S.  Glinert**........... Fiscal 1999        299,988           -               -             -      4,950
  Executive Vice               Fiscal 1998        299,988           -               -             -      5,950
  President - Marketing
  and Director                 Fiscal 1997        305,757           -               -             -     16,938

Charles Kreussling............ Fiscal 1999        250,000     125,000               -             -     19,090
  Executive Vice               Fiscal 1998        250,000     125,000               -             -     15,964
  President - Manufacturing    Fiscal 1997        215,385     125,000               -             -     18,449

Kenneth M.  Rosenblum......... Fiscal 1999        175,692     100,000               -        40,000      6,072
  Senior Vice President -
  Sales                        Fiscal 1998        163,366     125,000               -             -      6,179
                               Fiscal 1997        154,903     100,000               -        43,507      5,895

---------

*     1997 was a 53-week year.

** Mr. Glinert resigned as an Executive Officer of Shorewood effective at the end of fiscal year 1999.

(1) The aggregate amount of perquisites and other personal benefits for each of the Named Executive Officers did not equal or exceed the lesser of either $50,000 or 10% of the total of such individual's base salary and bonus, as reported herein for the applicable fiscal years, and is not reflected in the table.

(2) In fiscal 1997, Marc P. Shore received a $450,000 bonus. Mr. Shore was entitled to receive a cash bonus in excess of $1.2 million in fiscal 1997 under a bonus plan of Shorewood (the "Bonus Plan") (see
      "Employment and Consulting Agreements"); however, Mr. Shore waived such bonus and accepted the $450,000 bonus.

(3) Represents the dollar value on the date of grant of shares of restricted stock awarded by the Compensation Committee to the named recipients under the LTIP. The value of the restricted shares reported in this column was calculated by multiplying the closing market price of the Common Stock as reported on the New York Stock
      Exchange (the "NYSE") on the date of grant by the number of restricted shares, without any adjustment for forfeiture or termination contingencies. The restricted stock awards identified in this column consist of the following stock grants: (i) 30,000 shares to Howard M. Liebman on October 30, 1997, (ii) 35,000 shares to
      Howard M. Liebman on June 8, 1998 and (iii) 60,000 shares to Marc P.
      Shore on June 8, 1998. These awards are subject to three or four year vesting requirements based on the performance of Shorewood's Common
      Stock or, alternatively, an eight year employment vesting requirement. Under the terms of the awards, if the grantee's employment terminates prior to vesting, there restricted shares awarded to him will be forfeited. During the vesting period, the grantee may not dispose of, but may vote, the restricted shares and is entitled to receive any dividends paid on such shares.

      In addition, in July 1994 the Compensation Committee awarded restricted stock to certain executives pursuant to the LTIP. Set forth below are the number and value of the aggregate restricted share holdings of each Named Executive Officer as of May 1, 1999. Values were calculated by multiplying the closing price of the Common Stock as reported on the NYSE on April 30, 1999 (the last trading day in this fiscal year) by the respective number of shares.

       NAME EXECUTIVE OFFICER                     SHARES(#)        VALUE($)
       ----------------------                     ---------        --------

       Marc P. Shore............................    85,650       1,691,588
       Howard M. Liebman........................    79,101       1,562,245
       Kenneth M. Rosenblum....................      5,178         102,266

(4) Stock options are granted under the terms and provisions of Shorewood's Incentive Plans.

(5) Amounts reported under this column include the dollar value of the following:


                                                                     VALUE OF LIFE         CONTRIBUTIONS TO
                                                                      INSURANCE           401(K) EMPLOYEE
NAME                                                YEAR             PREMIUMS (A) ($)      SAVINGS PLAN (B) ($)
----                                                ----             ---------------       --------------------

Marc P. Shore..................................     Fiscal 1999         14,120                  6,500
                                                    Fiscal 1998         15,170                  6,500
                                                    Fiscal 1997         19,070                  8,395

Howard M. Liebman..............................     Fiscal 1999         12,121                  6,975
                                                    Fiscal 1998         13,501                  4,371
                                                    Fiscal 1997         13,281                  8,449

Floyd S.  Glinert..............................     Fiscal 1999            -                    4,950
                                                    Fiscal 1998            -                    5,950
                                                    Fiscal 1997         10,538                  6,400

Charles Kreussling.............................     Fiscal 1999         14,965                  4,125
                                                    Fiscal 1998         12,214                  3,750
                                                    Fiscal 1997         11,841                  6,608

Kenneth M. Rosenblum...........................     Fiscal 1999            -                    6,072
                                                    Fiscal 1998          1,800                  4,379
                                                    Fiscal 1997          1,800                  4,095
----------

         (a) Reflects life-insurance premiums paid by Shorewood on behalf of the Named Executive Officer.

         (b)      Reflects contributions to Shorewood's tax-qualified
                  401(k) Employee Savings Plan that covers all employees who have completed 1,000 hours of service and one year of employment.

(6)      Includes (i) $122,367 paid in fiscal 1999, $120,817 paid in fiscal
         1998 and $121,417 paid in fiscal 1997, which represent Shorewood's share of premiums paid in the respective years under a Split
         Dollar Life Insurance Arrangement for the benefit of Marc P. Shore whereby Shorewood will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Shore, of the life insurance policy or the payment of death benefits under the life insurance policy and (ii) $6,638 paid in fiscal 1999, $6,638 paid in fiscal 1998 and in fiscal 1997, which represent disability premiums paid by Shorewood in the respective years on behalf of Marc P. Shore.

(7)      Includes ($1,585) lost in fiscal 1999, $108,114 earned in fiscal
         1998, and $30,959 earned in fiscal 1997 by a trust established by Shorewood for Mr. Liebman's benefit, pursuant to which income earned on the trust principal is accumulated for payment to Mr.
         Liebman upon his retirement from Shorewood. For a description of the trust, see "Employment and Consulting Agreements."

(8) Includes $90,364 paid in fiscal 1999, $88,984 paid in fiscal 1998 and $89,354 paid in fiscal 1997, which represent Shorewood's share of premiums paid in the respective years under a Split Dollar Life
         Insurance Arrangement for the benefit of Howard M. Liebman whereby
         Shorewood will generally recover in full its share of the premiums upon the cancellation, or purchase by Mr. Liebman, of the life insurance policy or the payment of death benefits under the life insurance policy.


OPTION GRANTS TABLE

         The following table provides certain summary information concerning individual grants of stock options made to Named Executive Officers during the fiscal year ended May 1, 1999 under Shorewood's Incentive Plans. Except as set forth in the table below, during fiscal year 1999, Shorewood did not grant any stock options under Shorewood's Incentive Plans to any of the Named Executive Officers.


                                              INDIVIDUAL GRANTS
                        -------------------------------------------------------------
                                                                                          POTENTIAL REALIZABLE VALUE AT
                                                                                           ASSUMED RATES OF STOCK PRICE
                              NUMBER OF      PERCENT OF TOTAL     EXER-                    APPRECIATION FOR OPTION
                              SHARE          OPTIONS GRANTED      CISE                                TERM (1)
                              UNDERLYING     TO EMPLOYEES IN      PRICE      EXPIRA-      ------------------------------
                              GRANT (#)      FISCAL YEAR (%)      ($)        TION DATE        5%($)           10%($)
                              ----------     ----------------     -----      ---------        -----           ------

Marc P. Shore...............     350,000      42.4%               13.75        6/08/08      3,026,555         7,669,886
Howard M. Liebman...........     150,000      18.2%               13.75        6/08/08      1,297,095         3,287,094
Kenneth M. Rosenblum........      40,000       4.8%               13.75        6/08/08        345,892           876,558

-------------------

(1) Amounts represent hypothetical gains that could be achieved from the exercise of the respective stock options and the subsequent sale of the Common Stock underlying such options if the options were exercised at the end of the option terms. The gains are based upon assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted. The rates of appreciation are mandated by the rules of the Exchange Act and do not represent Shorewood's estimate or projection of the future Common Stock price.

(2)      The stock options reported were awarded pursuant to the 1993
         Program at exercise prices equal to the fair market value of the Common Stock on the date of grant. The options vest in specified installments over a five- year period after the grant date and terminate ten years after the grant date, subject to early termination in the event of death or termination of the optionee's employment for any reason. Payment for options exercised may be in cash or shares of Common Stock, the fair market value of which is determined under the 1993 Program.


AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

         The following table provides certain summary information concerning stock option exercises during the fiscal year ended May 1, 1999 by the Named Executive Officers and the value of unexercised stock options held by the Named Executive Officers as of May 1, 1999.


                                 NUMBER                        NUMBER OF UNEXERCISED             VALUE OF UNEXERCISED
                                OF SHARES                      OPTIONS AT FISCAL YEAR END(1)     "IN THE MONEY" OPTIONS AT
                                 ACQUIRED                            (#)                         FISCAL YEAR END (2) ($)
                                 ON EXER-       VALUE          ---------------------------       --------------------------
NAME                             CISE (#)       REALIZED ($)   EXERCISABLE    UNEXERCISABLE      EXERCISABLE     UNEXERCISABLE
----                            -----------    ---------        ----------    -------------      -----------     -------------

Marc P. Shore...............             -            -       331,953            376,739          2,626,682         2,330,996
Howard M. Liebman...........             -            -       124,168            166,042          1,025,973         1,038,585
Floyd S.  Glinert...........             -            -        -0-                 -0-               -0-              -0-
Charles Kreussling..........             -            -        -0-                 -0-               -0-              -0-
Kenneth M.  Rosenblum.......        10,856       87,271        18,560             66,104            162,801           468,009

-----------------

(1) Represents the aggregate number of stock options held as of May 1, 1999 which could and could not be exercised on that date pursuant to the terms of the stock option agreements related thereto and the Incentive Plans.

(2) Values were calculated by multiplying (i) the respective number of shares by (ii) the closing market price of the Common Stock as reported on the NYSE on April 30, 1999 (the last trading day of the fiscal year) less the exercise price per share, without any adjustment for any termination or vesting contingencies.


COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Overall Policy

         Shorewood's executive compensation program is designed to be closely linked to corporate performance and the total return to stockholders over the long-term. To that end, Shorewood has developed an overall compensation strategy and specific compensation plans which tie executive compensation to Shorewood's success in meeting specified objectives and to appreciation in Shorewood's stock price. The overall objectives are to attract and retain the best possible executive talent, motivate key executives to achieve the goals inherent in Shorewood's business strategy, link executive and stockholder interests through participation in the LTIP and provide a compensation package that recognizes individual contributions as well as overall business results.

         Each year the Compensation Committee conducts a review of Shorewood's executive compensation program. The review includes a comparison of Shorewood's executive compensation, corporate performance, stock price appreciation and total return to stockholders with a peer group of public corporations that represent Shorewood's direct competitors for executive talent. The annual compensation reviews permit an ongoing evaluation of the link between Shorewood's performance and its executive compensation in the context of the compensation programs of other companies. The peer group presently utilized by the Compensation Committee is the Peer Group. See "Stock Performance Graph."

         The Compensation Committee approves the compensation of executive officers of Shorewood, including the individuals whose compensation is detailed in this Proxy Statement. In reviewing the individual performance of the executive officers of Shorewood whose compensation is detailed in this Proxy Statement, the Compensation Committee takes into account the views of Marc P. Shore, the Chairman and Chief Executive Officer of Shorewood, and the other members of the Shorewood Board.

         The key elements of Shorewood's executive compensation during the last fiscal year consisted of base salary, an annual bonus and grants of stock options and restricted stock under the LTIP. The Compensation Committee's policies with respect to each of these elements, are discussed below. In addition, while the elements of compensation described below are considered separately, the Compensation Committee takes into account the full compensation package afforded by Shorewood to each individual.

Tax Deductibility of Executive Compensation Plans

         It is the policy of the Compensation Committee to have the executive compensation plans of Shorewood treated as fully tax deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") whenever, in the judgment of the Committee, to do so would be consistent with the business objectives of those plans. All compensation paid during fiscal year 1999 was, in fact, fully tax deductible. The Compensation Committee, however, has granted awards which may not be fully tax deductible, and reserves the right to grant future compensation awards in such amounts as it may deem appropriate in the exercise of its business judgement, notwithstand ing whether those awards are fully tax deductible.

Base Salaries and Annual Bonuses

         Base salaries and annual bonuses for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of base salaries for comparable positions at other companies in the Peer Group. Annual salary adjustments and bonuses, if any, are determined by evaluating the performance of Shorewood and of each executive officer, and by taking into account added responsibilities. The Compensation Committee, where appropriate, also considers non-financial performance measures. These include increases in market share, manufacturing efficiency gains, improvements in product quality and improvements in relations with customers, suppliers and employees. These factors are afforded varying levels of significance by the Committee depending upon the circumstances. All final determinations are subjective.

         In establishing the annual base salary of Marc P. Shore, Shorewood's Chairman and Chief Executive Officer, the Committee also took into account a comparison of base salaries of chief executive officers of the Peer Group, Shorewood's results of operations, the performance of Shorewood's Common Stock and the subjective assessment by the members of the Committee of Mr. Shore's individual performance.

         The Committee has established, with the approval of the Shorewood Board and the Stockholders, a performance Bonus Plan for the benefit of Marc P. Shore, which is effective through fiscal year 2003. The Bonus Plan provides for the grant of graduated performance bonuses, up to $2.0 million per annum, to Mr. Shore based upon yearly comparisons of Shorewood's earnings from operations plus depreciation and amortization. Bonuses pursuant to the Bonus Plan are payable only if certain pre-established thresholds are met. The Bonus Plan is based solely upon the performance criteria described above. Mr. Shore earned a bonus in the amount of $1,093,000 in respect of fiscal year 1999 under the Bonus Plan. See "Executive Compensation -- Summary Compensation Table." Pursuant to the new five year employment agreement which Shorewood and Mr. Shore entered into on June 8, 1998, Mr. Shore was granted a signing bonus in the aggregate amount of $1,000,000, payable immediately in full but earned ratably over his five year employment period, provided that Mr. Shore continues to be employed with Shorewood at the end of each such year. The full amount of the signing bonus was paid to Mr. Shore in fiscal year 1999. Because Mr. Shore was employed with Shorewood at the end of the first year of his employment term, the ratable portion of the signing bonus for the first year has been earned. See "Employment and Consulting Agreements."

         The Committee may also grant, and has in the past granted, Mr. Shore discretionary bonuses outside of the Bonus Plan and his employment agreement.

Long Term Incentive Plans

         Pursuant to the 1993 Program, approved by the Stockholders in 1993, the Committee adopted the LTIP which allows various types of awards keyed to corporate performance, including stock options (focus on absolute growth in stockholder value) and restricted shares (focus on relative growth in stockholder value), subject to performance-based contingencies, which are made available in amounts which the Committee determines to be competitive based on the competitive market analyses described above.

Stock Options

         Under the LTIP and Shorewood's other Incentive Plans, stock options are periodically granted to Shorewood's employees, including executive officers. The Compensation Committee sets guidelines for the size of the stock option awards based on similar factors, including competitive compensation data, as are used to determine base salaries and bonuses, if any. In the event of poor corporate performance, the Compensation Committee can elect not to award stock options. Final determinations are subjective.

         Stock options are designed to align the interests of executives with those of the stockholders. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant and generally vest in increments over a period of four or five years. This approach is designed to incentivize the creation of stockholder value over the long term since the full benefit of the compensation package cannot be realized by the option recipients unless stock price appreciation occurs over a number of years.

Performance Based Restricted Stock

         Under the LTIP, awards of restricted stock are made preceding a three-year or four-year performance period. The Committee, together with Shorewood's Chief Executive Officer, determine the size of the awards based on the same competitive compensation data as are used to determine base salaries and bonuses. Final determinations are subjective. At the end of the three-year or four- year performance period, some or all of the shares of restricted stock may vest depending upon Shorewood's relative stockholder growth compared to that of the peer group over the same period. The peer group for grants of restricted stock through fiscal year 1998 consisted of the same companies that make up the Peer Group for the stock performance graph. The peer group for grants of restricted stock in fiscal year 1999 consists both of the companies that make up the Peer Group for the stock performance graph plus certain other public companies. The Committee chose to expand the peer group for grants of restricted stock in order to have reference to a wider pool of companies including certain companies not directly competitive with Shorewood. The Committee believes that the expanded peer group for such purposes is more meaningful and instructive. See "Stock Performance Graph." Shares that do not vest, due to relative stockholder performance, will vest at the end of eight years assuming continued employment. Initial grants of restricted stock were made during fiscal year 1995, of which the first performance based vesting opportunity arose in April 1997 and the remaining shares are due to vest in April 2002. Additional grants of restricted stock were made during fiscal years 1998 and 1999 to certain key employees and executives. See "Executive Compensation -- Summary Compensation Table -- Footnote (3)."

         In connection with the extension of Marc P. Shore's employment agreement for a period of five years, and in order to adequately incentivize Mr. Shore for the duration of the employment term extension, the Committee granted Mr. Shore 60,000 restricted Shares and stock options to acquire 350,000 Shares.

Bonus Plan

         In July 1995, the Shorewood Board approved the Bonus Plan, applicable to the Chief Executive Officer Marc P. Shore. Under the Bonus Plan, for each fiscal year of Shorewood through fiscal year 2003, Mr. Shore will be entitled to a graduated bonus (the "Performance Bonus") based upon a comparison of Shorewood's earnings from operations plus depreciation and amortization (the "Performance Measure") in that award year with the immediately preceding fiscal year. The size of the Performance Bonus, if any, is tied to the level of Shorewood's performance, as measured by the Performance Measure. The maximum Performance Bonus payable in respect of any award year under the Bonus Plan is $2.0 million. No bonus was payable under the terms of the Bonus Plan for 1996. For fiscal 1997, a bonus of approximately $1.2 million would have been earned, had Mr. Shore not voluntarily agreed to accept $450,000. For fiscal 1998, a bonus of $302,000 was earned by Mr. Shore. For fiscal 1999, a bonus of approximately $1.1 million was earned by Mr. Shore.

EMPLOYMENT AND CONSULTING AGREEMENTS

Marc P. Shore

         Marc P. Shore, Shorewood's Chairman and Chief Executive Officer, and Shorewood entered into a new five-year employment agreement, effective as of May 3, 1998. The agreement granted Mr. Shore a signing bonus in the aggregate amount of $1.0 million, payable immediately in full but earned ratably over his five- year employment period, provided that Mr. Shore continues to be employed with Shorewood at the end of each such year. If a "change in control" of Shorewood, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. If Mr. Shore's employment is terminated by Shorewood or Mr. Shore within two years after the occurrence of a "change in control" of Shorewood, as defined in the agreement, Mr. Shore would be entitled to a lump sum payment equal to 2.99 times his average annual compensation during the five calendar years preceding the year of the change in control. The agreement grants Mr. Shore an annual base salary of $800,000 per annum, subject to periodic increases at the discretion of the Shorewood Board. Mr. Shore's annual base salary is currently $800,000. Mr. Shore is also entitled to participate in the Bonus Plan, effective until 2003, pursuant to which he is eligible to receive performance bonuses of up to $2.0 million per covered year if certain pre-established thresholds are met. Mr. Shore earned a bonus of $1,093,000 under the Bonus Plan on account of fiscal year 1999. See "Executive Compensation -- Summary Compensation Table" and "Report of the Compensation Committee." The agreement also authorizes Shorewood to grant Mr. Shore discretionary bonuses outside of the scope of the Bonus Plan. The agreement requires Shorewood to maintain term life insurance on the life of Mr. Shore and to carry supplemental disability insurance for his benefit. Simultaneously with the authorization of Mr. Shore's employment agreement by the Shorewood Board, Shorewood granted to Mr. Shore 60,000 shares of restricted stock and options to acquire 350,000 Shares.

Howard M. Liebman

         Shorewood and Howard M. Liebman entered into a new five-year employment agreement, effective as of May 3, 1998. If a "change in control" of Shorewood, as defined in the agreement, occurs at any time during the last two years of the agreement, the term of the agreement will be automatically extended for an additional two years. Pursuant to the employment agreement, Mr. Liebman is entitled to receive an annual base salary of $450,000, subject to periodic increases at the discretion of the Shorewood Board. Mr. Liebman's annual base salary is currently $450,000. The agreement provides that if Mr. Liebman's employment is terminated by Shorewood or Mr. Liebman within two years after the occurrence of a "change in control" of Shorewood, as defined in the agreement, Mr. Liebman would be entitled to receive a lump sum payment equal to 2.99 times his average annual compensation during the five calendar years preceding the year of the change of control. Simultaneously with the authorization of Mr. Liebman's employment agreement by the Shorewood Board, Shorewood granted to Mr. Liebman 35,000 shares of restricted stock and options to purchase 150,000 Shares. Shorewood has also established a trust, pursuant to which income earned on the trust principal fund of $300,000 is accumulated for payment to Mr. Liebman upon his retirement from Shorewood, with the principal fund then being returned to Shorewood. However, the assets of the trust are subject to claims of creditors of Shorewood in the event of its insolvency. The trust declined in value by $1,585 in fiscal year 1999.

Leonard J. Verebay

         In connection with the Queens Transaction, Leonard J. Verebay entered into a three-year employment agreement with Shorewood, expiring on December 31, 2001. The Agreement provides for a five-year consulting period following the expiration of the initial employment term. Under the agreement, Mr. Verebay is to be employed by Shorewood as an Executive Vice President at a salary of $500,000 per annum, subject to annual increases at the discretion of the Shorewood Board. Mr. Verebay is also entitled to participate, to the extent eligible, in Shorewood sponsored benefit plans to the same extent as similarly situated executives. During any consultancy period, Mr. Verebay would be entitled to receive a fee of $10,000 per annum and an automobile allowance as well as participation, to the extent eligible, in Shorewood's group family medical insurance plan. The agreement contains customary confidentiality, work-for-hire and non-competition covenants applicable for the duration of all applicable employment and consultancy periods. The agreement is subject to early termination by Shorewood in the case of the death or disability of Mr. Verebay or if he engages in certain types of "objectionable conduct" specified in the agreement. Mr. Verebay may terminate the agreement upon the occurrence of certain types of capital events and "change of control" transactions specified in the agreement.

Eric Kaltman

         In connection with the Queens Transaction, Eric Kaltman entered into a three-year employment agreement with Shorewood to be employed as an Executive Vice President of Shorewood, which agreement is substantially identical to the agreement between Shorewood and Mr. Verebay, as described above.

Virginia A. Kamsky

         KAI, of which Virginia A. Kamsky, a member of the Shorewood Board, is the founder, chief executive officer, chairman and principal stockholder, has been advising Shorewood for approximately three years in connection with the establishment of a manufacturing facility for paperboard folding carton packages in Guangzhou, Guandong Province, China (the "China Business"), pursuant to the terms of a consulting agreement dated effective January 1, 1996 (the "KAI Consulting Agreement"). Shorewood pays KAI a consulting fee of $25,000 per month. Additionally, under the terms of a Profit Participation Agreement between KAI and Shorewood (the "Profit Participation Agreement"), KAI is entitled to receive up to 5% of Shorewood's allocable share (presently 55%) of any "net profits" -- as defined in the agreement -- generated from the operation of the China Business or from any sale of the China Business or Shorewood's interest in the China Business (the "Profit Participation"). Transfer of the Profit Participation is subject to a right of first refusal in favor of Shorewood. KAI may put its Profit Participation rights to Shorewood at any time after three years from the production of the China Business' first commercial product at the then fair market value of such interest, as determined by a mutually agreeable third party appraiser. Under the terms of the Profit Participation, Shorewood is required to exert its reasonable best efforts to cause Ms. Kamsky to be elected to the Board of Directors or other governing body of the operating entity which manages the China Business.

R. Timothy O'Donnell

         From time to time, Jefferson Capital serves as a compensated financial advisor to Shorewood in connection with various matters. Jefferson Capital is presently serving as a co-financial advisor to Shorewood in connection with the Chesapeake Offer. R. Timothy O'Donnell, a member of the Shorewood Board, is the President and principal stockholder of Jefferson Capital. Additional information concerning Jefferson Capital and its relationship with Shorewood is set forth in Annex B.

EMPLOYEE SEVERANCE PLAN

         On December 15, 1999, the Shorewood Board, upon the recommendation of the Compensation Committee, adopted a cash-based employee severance plan. Tier 1 employees comprising Messrs. M. Shore and Liebman, as well as eleven (11) Tier 2 employees, including Messrs. Rosenblum, Hogan and A. Shore, and twenty six (26) Tier 3 employees are eligible to receive severance benefits in the event of a qualifying termination of their employment on or within two years following a "change in control" (as defined in the severance plan) of Shorewood.

         A qualifying termination of employment under the severance plan means (1) a termination by the employer on or within two years following the date of the change in control by the employer other than for "cause" (as defined in the severance plan) or (2) a termination by the employee for "good reason". A termination for good reason under the severance plan for a Tier 1 employee includes any reason. A termination for good reason under the severance plan for a Tier 2 employee means:

o a reduction in the Tier 2 employee's base salary or annual incentive compensation opportunity in effect immediately prior to the change in control,

o the assignment to the Tier 2 employee of duties that in the aggregate are inconsistent with the Tier 2 employee's level of responsibility immediatel before the change in control or any decline in the nature or status of the Tier 2 employee's responsibilities from those in effect immediately before the change in control, or

o the relocation of the Tier 2 employee's principal place of employment to a location more than 50 miles from the employee's principal place of employment immediately before the change in control.

         A termination for good reason under the severance plan for a Tier 3 employee means:

o a reduction in the Tier 3 employee's base salary or annual incentive compensation opportunity in effect immediately prior to the change in control, or

o the relocation of the Tier 3 employee's principal place of employment to a location more than 50 miles from the employee's principal place of employment immediately before the change in control.

A Tier 1, 2 or 3 employee who incurs a qualifying termination of employment will be entitled to receive a cash lump sum severance payment equal to:

o the sum of his or her annual salary, plus the highest annual bonus received in the three years immediately preceding the change in control, plus the value of contributions made by Shorewood to Shorewood's 401(k) plan on the employee's behalf,

o multiplied by 3, 2, and 1 for a Tier 1 employee, Tier 2 employee and Tier 3 employee, respectively.

In addition, any payment made to a Tier 1 employee will be fully offset by the amount payable to the employee under his employment agreement upon termination of employment after a change in control.

         A Tier 1, 2 or 3 employee who incurs a qualifying termination of employment will also be provided with welfare and fringe benefits as if such employee had continued to be employed by Shorewood for 3, 2 and 1 years for a Tier 1 employee, Tier 2 employee and Tier 3 employee, respectively; provided that, however, benefit continuation shall cease if the employee obtains employment providing substantially similar benefits.

         Under the severance plan, Shorewood is required, if necessary, to make an additional "gross-up payment" to any Tier 1 employee to offset fully the effect of any excise tax imposed on any payments or benefits under Section 4999 of the Code, whether made to such employee under the severance plan or otherwise. The severance plan supersedes the provision in the employment agreement of Messrs. M. Shore and Liebman which reduced any payment thereunder so as to avoid an excess parachute payment and the resulting excise tax. In addition, Shorewood will reduce any payment made to a Tier 2 employee if such employee's after tax position is improved by the reduction of the payment so as to avoid an excess parachute payment and the resulting excise tax.

         In general, Section 4999 of the Code imposes an excise tax on the recipient of any excess parachute payment equal to 20% of that payment. A parachute payment is any payment that is contingent on a change in control. Excess parachute payments consist of the excess of parachute payments over an individual's average taxable compensation received by him from the employer during the five taxable years preceding the year in which the change in control occurs. If the individual has been employed for fewer than five taxable years, the individual's entire period of employment will be used to calculate the excess parachute payment.

         If a change in control of Shorewood were to occur on December 31, 1999, and if each of Messrs. M. Shore, Liebman, Hogan, Rosenblum and A. Shore were to incur a qualifying termination of employment immediately following that date, the approximate amount of the cash severance payment payable to each of these individuals would be $5,689,801 to Mr. M. Shore; $1,810,824 to Mr. Liebman; $537,212 to Mr. Hogan; $575,200 to Mr.
Rosenblum; and $407,165 to Mr. A. Shore and the approximate gross-up payment payable to each of Mr. M. Shore and Mr. Liebman would not be expected to exceed $3,612,890 and $1,691,476, respectively.

RABBI TRUST

         On December 15, 1999, the Shorewood Board authorized Shorewood to enter into a "rabbi trust" agreement to fully secure benefits under the severance plan. The trust agreement provides that Shorewood must contribute to the trust the funds sufficient to fund all of the obligations under the severance plan immediately prior to a change in control. Funds contributed to the trustee in respect of any employee who does not incur a qualifying termination within 2 years following a change in control of Shorewood will be returned to Shorewood.

EQUITY-BASED AWARDS

         On December 15, 1999, the Shorewood Board resolved that all equity-based awards granted to employees, directors and independent contractors of Shorewood or any subsidiary of Shorewood which are outstanding immediately prior to a change in control of Shorewood shall become fully vested and, if applicable, exercisable upon a change in control of Shorewood.

                          STOCK PERFORMANCE GRAPH

         Set forth below is a line graph comparing the yearly percentage change in Shorewood's cumulative stockholder return on the Common Stock for the last five fiscal years with the cumulative total return during the same period of (i) the Russell 2000 Index and (ii) a peer group selected by the Compensation Committee consisting of: R.R. Donnelley & Sons Co., International Paper Co., Gibraltar Packaging Group, Graphic Industries (and Wallace Computer Services Inc. as successor to Graphic Industries as a result of its acquisition of Graphic Industries on February 13, 1998), Sonoco Products, Co., Union Camp Corporation and Westvaco Corporation (the "Peer Group"). Shorewood has a 52-53 week fiscal year ending on the Saturday closest to April 30th of each fiscal year. Accordingly, for purposes of the line graph, Shorewood has selected as the "measurement period" the period beginning on May 1, 1994 and ending on May 1, 1999. Cumulative total returns are calculated assuming that $100 was invested on May 1, 1994 in each of the Common Stock, the Russell 2000 Index and the Peer Group, and that all dividends were reinvested.

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

              COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
         AMONG SHOREWOOD PACKAGING CORPORATION, RUSSELL 2000 INDEX
                          AND SELECTED PEER GROUP

         INDEXED RETURNS FOR THE FIVE-YEAR PERIOD ENDED MAY 1, 1999


                   SHOREWOOD PACKAG-      RUSSELL 2000
                   ING CORPORATION          INDEX           PEER GROUP

1994                  100                   100                 100
1995                  108.62                107.21              123.62
1996                  118.96                142.58              134.78
1997                  131.02                142.65              139.83
1998                  178.86                200.83              179.27
1999                  204.29                180                 177.14


Company Name / Index    1994         1995       1996       1997       1998       1999
--------------------    ----         ----       ----       ----       ----       ----
Shorewood Packaging    100.00       108.62     118.96     131.02     178.86     204.29
Russell 2000 Index     100.00       107.21     142.58     142.65     200.83     180.00
Peer Group Index       100.00       123.62     134.78     139.83     179.27     177.14


                                                                    ANNEX B


                  INFORMATION CONCERNING THE DIRECTORS AND
                  CERTAIN EXECUTIVE OFFICERS AND EMPLOYEES
                   OF SHOREWOOD AND OTHER PERSONS WHO MAY
                    ALSO SOLICIT REVOCATIONS OF CONSENTS

         In connection with Shorewood's solicitation of revocations of consents from its stockholders, certain persons may be deemed to be participants in the solicitation.

DIRECTORS AND EXECUTIVE OFFICERS OF SHOREWOOD

         The following table sets forth the name, principal business address and the present employment or other principal occupation, and the name, principal business and the address of any corporation or other organization in which such employment is carried on, of the directors and executive officers of Shorewood who may be deemed to be participants in the solicitation of revocations of consents. Unless otherwise indicated, the principal occupation refers to such person's position with Shorewood.


NAME                          BUSINESS ADDRESS                              PRINCIPAL OCCUPATION AND
-----                         ----------------                              BUSINESS
                                                                            ------------------------

Marc P. Shore                 Shorewood Packaging Corporation               Chairman and Chief Executive
                              277 Park Avenue, 30th Floor                   Officer.
                              New York, New York 10172

Howard M. Liebman             Shorewood Packaging Corporation               President and Chief Financial
                              277 Park Avenue, 30th Floor                   Officer.
                              New York, New York 10172

Leonard J. Verebay            Shorewood Packaging Corporation               Executive Vice President.
                              277 Park Avenue, 30th Floor
                              New York, New York 10172

Sharon R. Fairley             Pharmacia & UpJohn, Inc.                      Director of Direct to Consumer
                              100 Route 206 North                           Communications, Pharmacia &
                              Peapack, New Jersey  07977                    UpJohn, Inc. Pharmacia &
                                                                            UpJohn is engaged in the re-
                                                                            search, development, manufacture
                                                                            and sale of pharmaceuticals and
                                                                            other related health care
                                                                            products.

William P. Weidner            Las Vegas Sands, Inc.                         President and Chief Operating
                              3355 Las Vegas Blvd., South                   Officer, Las Vegas Sands, Inc.
                              Las Vegas, Nevada 89109                       Las Vegas Sands manages
                                                                            hotel and casino properties.

R. Timothy O'Donnell          Jefferson Capital Group, Ltd.                 President, Jefferson Capital
                              One James Center                              Group, Ltd. Jefferson Capital is
                              901 East Cary Street                          an investment banking firm.
                              Richmond, Virginia 23219

Kevin J. Bannon               The Bank of New York                          Executive Vice President and
                              One Wall Street                               Chief Investment Officer.  The
                              New York, New York 10286                      Bank of New York provides
                                                                            financial services to individuals,
                                                                            businesses, corporations, finan-
                                                                            cial institutions, governments and
                                                                            public agencies.

Andrew N. Shore               Shorewood Packaging Corporation               Vice President, Secretary and
                              277 Park Avenue, 30th Floor                   General Counsel.
                              New York, New York 10172

Virginia A. Kamsky            Kamsky Associates, Inc.                       Chairman and Chief Executive
                              563 Park Avenue                               Officer, Kamsky Associates,
                              New York, New York 10021                      Inc.  Kamsky Associates is a
                                                                            consulting firm.

William H. Hogan              Shorewood Packaging Corporation               Senior Vice President, Finance.
                              277 Park Avenue, 30th Floor
                              New York, New York 10172



INFORMATION REGARDING OWNERSHIP OF SHOREWOOD'S SECURITIES BY PARTICIPANTS

         Except as otherwise provided in the Consent Solicitation
Statement, none of the persons listed in this Annex B owns any of Shorewood's securities of record but not beneficially. The number of shares of Common Stock held by directors and certain executive officers of Shorewood is set forth in "Security Ownership" on pages 51 and 52 of this Consent Revocation Statement.

INFORMATION REGARDING TRANSACTIONS IN SHOREWOOD'S COMMON STOCK BY PARTICIPANTS

         The following table sets forth purchases and sales of Shorewood's Common Stock by the participants listed below during the past two years. Unless otherwise indicated, all transactions were consummated in the public market.


                                                              NUMBER OF SHARES
                 NAME                 TRANSACTION DATE       ACQUIRED OR (SOLD)    FOOTNOTE
                 ----                 ----------------       ------------------    --------

Kevin J. Bannon                           9/23/99                  5,250

William P. Weidner                        3/24/99                 (4,100)            (1)
                                          3/24/99                 (1,900)            (1)
                                          3/24/99                 (1,500)            (1)
Andrew N. Shore                            1/4/99                 (4,500)
                                           1/5/99                 (5,600)
                                           1/6/99                 (2,600)
                                          1/14/99                 (2,300)
                                          11/30/99                10,102             (3)

Howard M. Liebman                         1/28/98                    150
                                          6/23/99                  60,000            (4)
                                          6//23/99                (20,253)           (5)
                                          7/26/99                  26,736            (4)

Leonard J. Verebay                        10/30/98                500,000            (6)

Marc P. Shore                             02/03/98                (15,000)
                                          01/15/99               (200,000)
                                          07/06/99                 44,562            (4)
                                          11/30/99                  7,524            (2)

------------

(1)   Transferred to spouse pursuant to Post-Nuptial Agreement dated
      June 1, 1999.

(2)   Transferred to Marc P. Shore from the Estate.

(3)   Transferred to Andrew N. Shore from the Estate.

(4)   Exercised options to purchase shares.

(5)   Sold shares to the Company to pay for the exercise of options.

(6)   Acquired shares as part of the Queens Transaction.


INFORMATION REGARDING OTHER PERSONS THAT MAY BE DEEMED TO BE PARTICIPANTS

Bear Stearns

         Shorewood has engaged Bear Stearns to act as its co-financial advisor in connection with the Chesapeake Offer pursuant to the terms of a letter agreement dated as of December 2, 1999 (the "Bear Stearns Letter Agreement").

         Pursuant to the Bear Stearns Letter Agreement, Shorewood has agreed to pay Bear Stearns the following compensation:

         (a) if Bear Stearns renders any opinion relating to any proposed "acquisition transaction" or "restructuring" (as such terms are defined below), a fee of $750,000 for the first such opinion, $500,000 for the second such opinion and $250,000 for each additional opinion up to a maximum total of $1,500,000;

         (b) if Shorewood has not terminated Bear Stearns' engagement under the Bear Stearns Letter Agreement prior to February 28, 2000, a fee equal to $2,500,000 minus any fees paid pursuant to clause (a) above and minus the aggregate retainer fees (up to a maximum of $500,000) paid to Bear Stearns under the December 1, 1999 engagement letter pursuant to which Bear Stearns is acting as financial advisor to Shorewood in connection with its proposed acquisition of Chesapeake (the "December 1 Retainer Fee");

         (c) if an acquisition transaction is consummated involving the sale of less than 50% of Shorewood's capital stock, a fee of $1,500,000;

         (d) if an acquisition transaction (other than the sale of less than 50% of Shorewood's capital stock) is consummated, a fee equal to 0.66% of Shorewood's total enterprise value (against which fee there will be credited (i) any fees paid to Bear Stearns pursuant to clauses (a), (b) and (c) above and (ii) the December 1 Retainer Fee); and

         (e) if a restructuring is consummated, a fee to be mutually agreed upon by Shorewood and Bear Stearns.

         The foregoing fees will be payable upon the occurrence, during the term of the Bear Stearns Letter Agreement or within one year of its termination, of any event specified above, or upon the occurrence of any event specified above with respect to which an agreement was executed by Shorewood during the term of the Bear Stearns Letter Agreement or within one year of its termination.

         The term "acquisition transaction" in the Bear Stearns Letter Agreement means: (i) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which Shorewood is acquired by, or combined with, any person, group, corporation, partnership or other entity, or (ii) the acquisition, directly or indirectly, by any acquiror of (A) any of Shorewood's assets or operations or (B) any outstanding or newly issued shares of Shorewood's capital stock (or securities convertible into or options or other rights to acquire such capital stock). The term "restructuring" in the Bear Stearns Letter Agreement includes (x) any extraordinary dividend or distribution paid by Shorewood to its stockholders, (y) a purchase by Shorewood of 25% or more of its Common Stock, and (z) a sale or spin-off of all or substantially all of the assets of, or 25% or more of the capital stock of, any subsidiary or division of Shorewood.

         Under the Bear Stearns Letter Agreement, Shorewood has also agreed to reimburse Bear Stearns for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel and other consultants and advisors) and to indemnify Bear Stearns and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Bear Stearns' engagement.

         Certain employees of Bear Stearns may also assist in the solicitation of consent revocations, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood. However, Bear Stearns does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that Schedule 14A requires the disclosure of certain information concerning Bear Stearns. Bear Stearns will not receive separate fees for its solicitation activities. Bear Stearns is an investment banking firm.

         In the normal course of business, Bear Stearns may trade securities of Shorewood for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. As of the date of this Consent Revocation Statement, Bear Stearns held a net long position of no shares of Common Stock. In the normal course of business, Bear Stearns may finance its securities positions by bank and other borrowings and repurchase and securities borrowing transactions. Bear Stearns and certain of its affiliates may have voting and dispositive power with respect to certain shares of Common Stock held in asset management, brokerage and other accounts. Bear Stearns and such affiliates disclaim beneficial ownership of such shares of Common Stock.

         Information with respect to the employees of Bear Stearns who may be deemed "participants" is set forth below. Except as set forth in this Consent Revocation Statement, none of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving such shares during the past two years. The principal business address of Bear Stearns and each of the persons listed below is Bear, Stearns & Co. Inc., 245 Park Avenue, New York, New York 10167.


NAME                                          TITLE
----                                          -----
Terence Cryan...............................  Senior Managing Director
Charles Edelman.............................  Senior Managing Director
Mark A. Van Lith............................  Managing Director
Karen Duffy.................................  Vice President

         Pursuant to its engagement letter with Bear Stearns, Shorewood has also agreed to reimburse Bear Stearns for certain reasonable out-of-pocket expenses, including the reasonable fees and disbursements of legal counsel, and to indemnify Bear Stearns and certain related parties from and against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement by Shorewood.

Jefferson Capital

         Shorewood has engaged Jefferson Capital to act as its co-financial advisor in connection with the Chesapeake Offer. R. Timothy O'Donnell, a member of the Shorewood Board, is the President and principal stockholder of Jefferson Capital. In addition, Jefferson Capital has served as a financial advisor to Shorewood in connection with other matters. In connection with Jefferson Capital's role as Shorewood's financial advisor with respect to the Queens Transaction, Shorewood, in November 1998, paid Jefferson Capital a fee of approximately $1,300,000 and granted Jefferson Capital, effective as of October 30, 1998, a warrant to purchase 50,000 Shares at an exercise price of $16 per Share. The warrant was exercisable in full upon grant and may be exercised by Jefferson Capital for a period of five years from grant. In connection with Jefferson Capital's role as a financial advisor to Shorewood with respect to the purchase of a 51% interest in CD CartonDruck and the commitment of (pound)5 million to Shorewood EPC Europe, Ltd. ("EPC") (each, a "Europe Transaction"), Shorewood entered into a letter agreement, dated October 18, 1999, with Jefferson Capital pursuant to which Shorewood agreed to compensate Jefferson Capital, as follows: (i) a retainer fee of $100,000, payable upon execution of such agreement, (ii) a warrant to purchase 50,000 Shares at an exercise price of $13 1/2 per share that is exercisable in full for a period of five years from the date of issuance, (iii) $250,000 upon closing of a Europe Transaction, in the case of CD CartonDruck, and $100,000 upon closing of a Europe Transaction, in the case of EPC ( 1/2 of the $100,000 retainer fee to be offset against each such additional cash fee) and (iv) reasonable out-of-pocket expenses (including the reasonable fees and expenses of Jefferson Capital's counsel) incurred by Jefferson Capital. Shorewood has also agreed to indemnify Jefferson Capital for certain liabilities arising in connection with the Europe Transactions, including liabilities under the federal securities laws.

         Shorewood has also retained Jefferson Capital to act as its co-financial advisor in connection with Shorewood's previously announced proposal to acquire Chesapeake (the "Jefferson Capital Letter Agreement I"). Pursuant to the terms of such engagement, Shorewood has agreed to pay Jefferson Capital the following compensation: (i) if an acquisition transaction is consummated, a fee of 0.20% of Shorewood's total enterprise value and (ii) if an acquisition transaction is not consummated, but Shorewood receives a break-up fee, a break-up fee equal to 6% of the break-up fee received by Shorewood. The foregoing fees will be payable upon the occurrence, during the term of the Jefferson Capital Letter Agreement I or within two years of its termination, of any event specified above, or upon the occurrence of any event specified above with respect to which an agreement was executed by Shorewood during the term of the Jefferson Capital Letter Agreement I or within two years of its termination. The term "acquisition transaction" in the Jefferson Capital Letter Agreement I means: (i) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which Chesapeake is acquired by, or combined with Shorewood, or (ii) the acquisition, directly, by Shorewood, in a single transaction or a series of transactions, of (A) any of Chesapeake's assets or operations or (B) any outstanding or newly issued shares of Chesapeake's capital stock (or securities convertible into or options or other rights to acquire such capital stock). Under the Jefferson Capital Letter Agreement I, Shorewood has also agreed to reimburse Jefferson Capital for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of its counsel and other consultants and advisors) and to indemnify Jefferson Capital and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Jefferson Capital's engagement by Shorewood.

         Shorewood has also engaged Jefferson Capital to act as its co-financial advisor in connection with the Chesapeake Offer pursuant to the terms of a letter agreement dated as of December 14, 1999 (the "Jefferson Capital Letter Agreement II").

         Pursuant to the Jefferson Capital Letter Agreement II, Shorewood has agreed to pay Jefferson Capital the following compensation:

         (a) if an acquisition transaction is consummated involving the sale of less than 50% of Shorewood's capital stock, a fee of $546,000; and

         (b) if an acquisition transaction (other than the sale of less than 50% of Shorewood's capital stock) is consummated, a fee equal to 0.24% of Shorewood's total enter prise value.

         The foregoing fees will be payable upon the occurrence, during the term of the Jefferson Capital Letter Agreement II or within one year of its termination, of any event specified above, or upon the occurrence of any event specified above with respect to which an agreement was executed by Shorewood during the term of the Jefferson Capital Letter Agreement II or within one year of its termination.

         The term "acquisition transaction" in the Jefferson Capital Letter Agreement II means: (i) any merger, consolidation, reorganization, recapitalization, business combination or other transaction pursuant to which Shorewood is acquired by, or combined with any person, group, corporation, partnership or other entity, or (ii)the acquisition, directly, by any acquiror of (A) any of Shorewood's assets or operations or (B) any outstanding or newly issued shares of Shorewood's capital stock (or securities convertible into or options or other rights to acquire such capital stock). The term "restructuring" in the Jefferson Capital Letter Agreement includes (x) any extraordinary dividend or distribution paid by Shorewood to its stockholders, (y) a purchase by Shorewood of 25% or more of its Common Stock, and (z) a sale or spin-off of all or substantially all of the assets of, or 25% or more of the capital stock of, any subsidiary or division of Shorewood.

         Under the Jefferson Capital Letter Agreement II, Shorewood has also agreed to reimburse Jefferson Capital for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel and other consultants and advisors) and to indemnify Jefferson Capital and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Jefferson Capital's engagement by Shorewood.

         Certain employees of Jefferson Capital may also assist in the solicitation of consent revocations, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood. However, Jefferson Capital does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that Schedule 14A requires the disclosure of certain information concerning Jefferson Capital. Jefferson Capital will not receive separate fees for its solicitation activities. Jefferson Capital is an investment banking firm.

         As of the date of this Consent Revocation Statement, Jefferson Capital held in its investment account 22,231 shares of Common Stock.

         Information with respect to the employees of Jefferson Capital who may be deemed "participants" is set forth below. Except as set forth in this Consent Revocation Statement, none of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving such shares during the past two years. The principal business address of Jefferson Capital and each of the persons listed below is Jefferson Capital Group, Ltd., One James Center, 901 East Cary Street, Suite 1600, Richmond, Virginia 23219.


NAME                                                          TITLE
----                                                          -----

R. Timothy O'Donnell......................................... President

Louis W. Moelchert........................................... Vice President

         R. Timothy O'Donnell is the beneficial owner of 276,118 shares of Common Stock. See "Security Ownership--Security Ownership of Officers and Directors." Louis W. Moelchert is the beneficial owner of 1,500 shares of Common Stock.

Greenhill

         Greenhill was retained by Shorewood, pursuant to the terms of a letter agreement dated as of January 7, 2000 (the "Greenhill Letter Agreement"), to assist the Special Committee in its review of strategic alternatives to enhance stockholder value.

         Pursuant to the Greenhill Letter Agreement, Shorewood has agreed to pay Greenhill the following compensation:

                  (a) an advisory fee of $200,000 (the "Advisory Fee"), payable in cash in two equal monthly installments of $100,000, the first of which was payable upon the execution of the Greenhill Letter Agreement; and

                  (b) a transaction fee (the "Transaction Fee") determined in accordance with the schedule set forth below. The Transaction Fee is calculated by multiplying the Standard Transaction Fee Percentage (as hereinafter defined) by the Transaction Value (as hereinafter defined) and then that product by 80% (to reflect the fact that Shorewood has already engaged other financial advisors). Twenty-five percent of the Transaction Fee is payable in cash upon announcement of a binding acquisition agreement, and the remainder is payable in cash promptly upon consummation of Transaction (as hereinafter defined) if, during the term of the Greenhill Letter Agreement or within twelve months following termination thereof, a Transaction is consummated or a definitive agreement is entered into that subsequently results in a Transaction.

         The term "Transaction" in the Greenhill Letter Agreement means, whether in one or a series of transactions, the sale or other transfer, directly or indirectly, of all or a significant portion of the assets of Shorewood, or any other extraordinary corporate transaction involving Shorewood, whether by way of a merger or consolidation, reorganization, recapitalization or restructuring, tender or exchange offer, negotiated purchase, leveraged buyout, minority investment or partnership, collaborative venture or otherwise.

                          TRANSACTION FEE SCHEDULE


          Transaction Value           Standard Transaction        Standard
            (in 000's)                Fee Percentage            Transaction Fee
          ------------------          --------------------      ---------------

          $100,000 (or lower)            1.20%                  $1,200,000 (or lower)
          $200,000                       1.00%                  $2,000,000
          $500,000                       0.70%                  $3,500,000
          $750,000                       0.60%                  $4,500,000
          $1,000,000                     0.50%                  $5,000,000
          $2,000,000                     0.40%                  $8,000,000
          $5,000,000                     0.30%                  $15,000,000
         $10,000,000 (or higher)         0.20%                  $20,000,000 (or higher)


         For purposes of calculating a Transaction Fee, "Transaction Value" equals the total proceeds and other consideration paid or to be paid in connection with a Transaction (which consideration shall be deemed to include amounts in escrow, payments made in installments and contingent payments), including, without limitation: (i) cash, (ii) notes, securities and other property, (iii) liabilities (other than accounts payable or other working capital), including all debt, pension liabilities and guarantees, assumed, (iv) payments made in installment, and (v) contingent payments (whether or not related to future earnings or operations).

         Under the Greenhill Letter Agreement, Shorewood has also agreed to reimburse Greenhill for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of its counsel and other consultants and advisors) and to indemnify Greenhill and certain related parties against certain liabilities, including liabilities under the federal securities laws, relating to or arising out of Greenhill's engagement by Shorewood.

         Certain employees of Greenhill may also assist in the solicitation of consent revocations, including by communicating in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Shorewood. However, Greenhill does not admit that it or any of its directors, officers, employees or affiliates is a "participant," as defined in Schedule 14A promulgated under the Exchange Act, or that Schedule 14A requires the disclosure of certain information concerning Greenhill. Greenhill will not receive separate fees for its solicitation activities. Greenhill is an investment banking firm.

         As of the date of this Consent Revocation Statement, Greenhill held no shares of Common Stock in its investment account.

         Information with respect to the employees of Greenhill who may be deemed "participants" is set forth below. Except as set forth in this Consent Revocation Statement, none of the individuals named below owns any shares of Common Stock or has engaged in any transaction involving such shares during the past two years. The principal business address of Greenhill and each of the persons listed below is Greenhill & Co., LLC, 31 West 52nd Street, 16th Floor, New York, New York 10019.

NAME                                                       TITLE
                                                           -----
Robert F. Greenhill....................................... Chairman
Scott L. Bok.............................................. Managing Director
James M. Wildasin......................................... Vice President
Joseph A. McMillan, Jr.................................... Associate

         Neither Robert F. Greenhill, Scott L. Bok, James M. Wildasin nor Joseph A. McMillan, Jr. is the beneficial owner of shares of Common Stock.

MISCELLANEOUS INFORMATION CONCERNING PARTICIPANTS

         Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, none of the persons who may be deemed "participants" as defined in Schedule 14A promulgated under the Exchange Act nor any of their respective affiliates or associates (together, the "Participant Affiliates"), (1) directly or indirectly beneficially owns any shares of Shorewood Common Stock or any securities of any subsidiary of Shorewood or (2) has had any relationship with Shorewood in any capacity other than as a stockholder, employee, officer or director. Furthermore, except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, no Participant Affiliate is either a party to any transaction or series of transactions since January 1, 1998, or has knowledge of any currently proposed transaction or series of transactions,
(1) to which Shorewood or any of its subsidiaries was or is to be a party,
(2) in which the amount involved exceeds $60,000, and (3) in which any Participant Affiliate had, or will have, a direct or indirect material interest.

         Except for the employment agreements described in the Consent Revocation Statement or as otherwise described therein or in Annex A thereto or in this Annex B, no Participant Affiliate has entered into any agreement or understanding with any person respecting any future employment by Shorewood or its affiliates or any future transactions to which Shorewood or any of its affiliates will or may be a party. Except as described in this Annex B or in the Consent Revocation Statement or in Annex A thereto, there are no contracts, arrangements or understandings by any Participant Affiliate within the past year with any person with respect to Shorewood's securities.

                          REVISED PRELIMINARY COPY

               SUBJECT TO COMPLETION, DATED FEBRUARY 10, 2000

                      SHOREWOOD PACKAGING CORPORATION

THIS REVOCATION OF CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF SHOREWOOD PACKAGING CORPORATION ("SHOREWOOD") IN OPPOSITION TO THE CONSENT SOLICITATION BY CHESAPEAKE CORPORATION ("CHESAPEAKE").

         The undersigned, a holder of shares of common stock, par value $0.01 per share, of Shorewood, is acting with respect to all the shares of common stock of Shorewood held by the undersigned, and hereby revokes any and all consents that the undersigned may have given in respect of the following proposals:

         [X] PLEASE MARK VOTE AS IN THIS EXAMPLE.

         THE BOARD OF DIRECTORS OF SHOREWOOD UNANIMOUSLY RECOMMENDS A "REVOKE CONSENT" ON EACH PROPOSAL SET FORTH BELOW. PLEASE SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD TODAY.

1. Proposal made by Chesapeake to amend Shorewood's By-laws to require all directors to be elected annually.

[_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

2. Proposal made by Chesapeake to remove, without cause, each of the nine current duly-elected members of Shorewood's Board of Directors: Kevin J. Bannon, Sharon R. Fairley, Virginia A. Kamsky, Howard M. Liebman, R. Timothy O'Donnell, Andrew N. Shore, Marc P. Shore, Leonard J. Verebay and William P. Weidner.

[_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

INSTRUCTIONS:     To revoke consent, withhold revocation of
                  consent or abstain from consenting to the removal of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the removal of certain of the persons named above, but not all of them, check the "revoke consent" box and write the name of each such person as to whom you do not wish to revoke consent in the following space:

                  ----------------------------------------------

3. Proposal made by Chesapeake to amend Shorewood's By-laws to fix the number of directors of Shorewood at three.

[_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

4. Proposal made by Chesapeake to elect each of Charles M. Elson, Claude B. Owen, Jr. and John E. Stokely (together, the "Nominees") as a member of Shorewood's Board of Directors.

[_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN


INSTRUCTIONS:      To revoke consent, withhold revocation of consent or
                   abstain from consenting to the election of all the persons named in the above proposal, check the appropriate box. If you wish to revoke the consent to the election of certain of the persons named above, but not all of them, check the "Revoke Consent" box and write the name of each such person as to whom you do not wish to revoke consent in the following space:

                   --------------------------------------------------------

5. Proposal made by Chesapeake to repeal each provision of Shorewood's By-laws adopted subsequent to January 5, 2000, and at or prior to the time Chesapeake's Proposals may become effective (other than the proposed amendments set forth in Proposal 1 and Proposal 3 above).

[_] REVOKE CONSENT     [_] DO NOT REVOKE CONSENT     [_] ABSTAIN

         Note: Chesapeake has imposed the following conditions on the adoption of its Proposals: (i) each of Proposals 3, 4 and 5 is conditioned upon the approval of Proposal 1 and (ii) Proposal 2 is conditioned upon the approval of Proposal 1 and at least one of the Nominees listed in Proposal 4 being elected as a member of the Shorewood Board of Directors. Chesapeake has stated that none of Proposals 3, 4 and 5 is conditioned upon the approval of any other of Proposals 3, 4 and 5.

IF NO DIRECTION IS MADE WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, OR IF YOU MARK EITHER THE "REVOKE CONSENT" OR "ABSTAIN" BOX WITH RESPECT TO ONE OR MORE OF THE FOREGOING PROPOSALS, THIS REVOCATION OF CONSENT WILL REVOKE ALL PREVIOUSLY EXECUTED CONSENTS WITH RESPECT TO SUCH PROPOSALS.


                                            Dated:____________________


                                            -------------------------
                                            Signature

                                            -------------------------
                                            Signature, if held jointly

                                            -------------------------
                                            Title of Authority

         Please sign exactly as name appears hereon. If shares are held jointly, each stockholder should sign. When signing as attorney, executor, administrator, trustee, guardian, corporate officer, etc., give full title as such. Please sign, date and mail your Revocation of Consent promptly in the enclosed postage-paid envelope.

         If you have any questions or need assistance, please contact Innisfree M&A Incorporated, which is assisting Shorewood in this solicitation of consent revocations. Call toll free: (888) 750-5834.